   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2000

                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      QUANTUM BRIDGE COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               3661                             04-343-7895
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                                  2 TECH DRIVE

                          ANDOVER, MASSACHUSETTS 01810
                                 (978) 688-9100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ANTHONY A. ZONA

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      QUANTUM BRIDGE COMMUNICATIONS, INC.
                                  2 TECH DRIVE
                          ANDOVER, MASSACHUSETTS 01810
                                 (978) 688-9100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     DAVID A. WESTENBERG, ESQ.              MARTIN W. PEJKO, ESQ.                KEITH F. HIGGINS, ESQ.
        JOHN H. CHORY, ESQ.                    GENERAL COUNSEL                        ROPES & GRAY
         HALE AND DORR LLP           QUANTUM BRIDGE COMMUNICATIONS, INC.        ONE INTERNATIONAL PLACE
          60 STATE STREET                        2 TECH DRIVE                       BOSTON, MA 02110
          BOSTON, MA 02109                    ANDOVER, MA 01810                TELEPHONE: (617) 951-7000
     TELEPHONE: (617) 526-6000            TELEPHONE: (978) 688-9100            FACSIMILE: (617) 951-7050
     FACSIMILE: (617) 526-5000            FACSIMILE: (978) 983-3047

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           OFFERING PRICE (1)(2)            REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.....................          $115,000,000                       $30,360
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase from the Registrant and the selling stockholders solely to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued              , 2001

                                                Shares

                             [QUANTUM BRIDGE LOGO]

                                  COMMON STOCK
                           -------------------------
QUANTUM BRIDGE COMMUNICATIONS, INC. IS OFFERING                SHARES OF ITS
COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING, AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
PRICE WILL BE BETWEEN $          AND $     PER SHARE.
                           -------------------------
WE HAVE APPLIED TO LIST OUR COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "QBCI."
                           -------------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE 5.
                           -------------------------
                            PRICE $          A SHARE
                           -------------------------

                                                                  Underwriting
                                                 Price to        Discounts and          Proceeds to
                                                  Public          Commissions          Quantum Bridge
                                                 --------    ----------------------    --------------
Per Share......................................  $           $                         $
Total..........................................  $           $                         $

Quantum Bridge and selling stockholders of Quantum Bridge have granted the
underwriters the right to purchase up to an additional             shares to
cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares of common stock
to purchasers on             , 2001.
                           -------------------------
MORGAN STANLEY DEAN WITTER
                   J.P. MORGAN & CO.
                                     ROBERTSON STEPHENS
                                                   UBS WARBURG LLC
                                                                LAZARD

            , 2001

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    1
Risk Factors...........................    5
Special Note Regarding Forward-Looking
  Statements...........................   14
Use of Proceeds........................   16
Dividend Policy........................   16
Capitalization.........................   17
Dilution...............................   18
Selected Financial Data................   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   21

                                         PAGE
                                         ----
Business...............................   26
Management.............................   37
Principal and Selling Stockholders.....   45
Description of Capital Stock...........   47
Shares Eligible for Future Sale........   50
Underwriters...........................   53
Legal Matters..........................   56
Experts................................   56
Where You Can Find More Information....   56
Index to Financial Statements..........  F-1

                            ------------------------

     UNTIL             , 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                    [INSIDE FRONT COVER PAGE OF PROSPECTUS]

[The artwork on the inside front cover page of the prospectus contains a picture and a caption of the core, metro and access portions of the public network. A ring represents each of these portions of, and the end users on, the public network. The diagram contains pictures of our products between the ring representing the access portion of the public network and the end users. The products are shown connecting buildings to the core and metro networks. The words "QB5000 Optical Access Switch" and "QB100 Intelligent Optical Terminal" are located next to the pictures of our products. Our logo appears near the bottom of the diagram.]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information about Quantum Bridge and the common stock being sold in this offering and our financial statements and related notes included elsewhere in this prospectus.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

     We are a leading provider of high-speed optical access networking solutions that enable communications service providers to offer greater bandwidth to businesses in the access segment of the public network. This segment, also known as the "last mile," spans the portion of the network between a service provider's local points-of-presence and business end users. In recent years, the extensive build out by service providers to address the growth in data traffic has largely ignored the access segment, creating a transmission bottleneck that significantly limits service providers' ability to offer new bandwidth-intensive applications and services. This bottleneck is not adequately addressed by traditional access technologies. Our comprehensive optical access hardware and software solutions alleviate this bottleneck through passive optical networking, or PON, technologies. PON technologies provide a cost-effective network access solution by eliminating the use of active optical components, such as amplifiers, lasers and modulators, in the transmission of data across fiber optic cable. Our solutions can significantly reduce the cost of building and managing fiber-based access networks, allowing service providers to leverage their existing fiber assets to cost-effectively connect businesses of all sizes to the public network via direct optical connections. Our solutions provide businesses with the network capacity to implement bandwidth-intensive applications, such as virtual private networks, e-commerce applications, video streaming and storage area networks. As a result, our customers can offer businesses a wide range of value-added voice, video and data services at much faster speeds than other access technologies.

     Our two commercially available products are the QB5000 Optical Access Switch and the QB100 Intelligent Optical Terminal. The QB5000 is an optical access and multi-service delivery product with integrated network management software that resides in a service provider's central office. The QB100 is a business services terminal that is located on the end user's premises.

     We sell our optical access networking solutions primarily through our direct sales force and we plan to use indirect channels to sell our solutions in specific markets. We augment our sales efforts with a professional services organization that assists our customers with network planning, design and implementation and fiber utilization. We market our solutions to service providers that typically have already installed or leased significant amounts of fiber optic cable, such as cable companies, also called multiple system operators, competitive local exchange carriers, incumbent local exchange carriers, Internet service providers and utility companies. Our initial customers are Comcast Business Communications and Advanced TelCom Group.

     Our solutions provide our customers and their end users with the following key benefits:

      -- Leverages Investments in Existing Fiber to Create New Revenue Opportunities. By allowing service providers to leverage their existing fiber facilities while eliminating costly active optical components, our optical access networking solutions enable them to economically extend their fiber networks and offer a wide range of new value-added services.

      -- Ability to Scale Fiber Networks Opportunistically. Our use of passive components and our fiber architecture enable service providers to quickly extend fiber as they sign up customers, substantially reducing the need for expensive capacity upgrades in advance of customer orders. Our solutions are designed to scale to support a number of additional wavelengths, which provides service providers with greater flexibility in delivering dedicated wavelengths to their customers.

      -- Cost-Effective, Flexible Provisioning. Our flexible architecture allows service providers to respond rapidly to end user requests to increase or decrease bandwidth to accommodate fluctuations in bandwidth consumption. Our software-based provisioning significantly reduces service providers' costs because it eliminates the need for labor-intensive manual upgrades.

      -- Interoperability with Existing Infrastructure. Our solutions interoperate with existing networking equipment, enabling service providers to offer the bandwidth and scalability of direct optical connections for voice and data services between the end user's premises and the optical networking equipment in the core and metro portions of the public network.

      -- Comprehensive and Simplified Network Planning and Management Capabilities. Our solutions include a comprehensive network planning and management system that enables service providers to plan network build outs, provision and monitor service and detect service interruptions and outages.

      -- Efficient Bundling of Voice, Data and Video Services. Our solutions support the major protocols underlying voice, data and video services, enabling service providers to offer bundled services to end users without deploying separate equipment to support each service.

     Our objective is to be the leading provider of optical access networking solutions. To achieve this goal, we intend to:

      --   extend our leadership in optical access networking technology;

      -- broaden our product offerings to support new markets, customers and network topologies and offer service providers a migration path to the dynamic provisioning of wavelength services;

      -- collaborate with service providers to help them identify, create and deploy new high-speed data services;

      -- target facilities-based service providers that are early adopters of new technologies and can rapidly deploy our solutions to leverage their existing fiber assets; and

      -- utilize multiple distribution channels to expand our customer base domestically and abroad.

     We are a Delaware corporation. We were incorporated on October 22, 1998 under the name Metro Web Technologies, Inc. and we changed our name to Quantum Bridge Communications, Inc. on January 14, 1999. Our principal executive offices are located at 2 Tech Drive, Andover, Massachusetts 01810 and our telephone number is (978) 688-9100. Our web site address is www.quantumbridge.com. The information contained in our web site is not incorporated by reference into this prospectus. Our web site address is included in this document as an inactive textual reference only.

                                  THE OFFERING

Common stock offered........................    shares
Common stock to be outstanding after
  this offering.............................    shares
Use of proceeds.............................    For general corporate purposes. See "Use of
                                                Proceeds."
Proposed Nasdaq National Market symbol......    QBCI

     The foregoing information is based upon the number of shares of common stock outstanding as of September 30, 2000. This information excludes 8,032,325 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.26 per share as of September 30, 2000.

                             SUMMARY FINANCIAL DATA

     The unaudited pro forma basic and diluted net loss per share in the table below have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of dividends on preferred stock has not been included in the calculation of unaudited pro forma basic and diluted net loss per share.

                                         PERIOD FROM
                                          INCEPTION
                                      (OCTOBER 22, 1998)                     NINE MONTHS ENDED
                                           THROUGH          YEAR ENDED         SEPTEMBER 30,
                                         DECEMBER 31,      DECEMBER 31,   ------------------------
                                             1998              1999          1999         2000
                                      ------------------   ------------   ----------   -----------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.............................      $       --       $        --    $       --   $       654
                                          ----------       -----------    ----------   -----------
Total operating expenses............             203             8,015         4,693        32,713
                                          ----------       -----------    ----------   -----------
Loss from operations................            (203)           (8,015)       (4,693)      (32,590)
                                          ----------       -----------    ----------   -----------
Net loss............................            (177)           (7,605)       (4,482)      (29,429)
                                          ----------       -----------    ----------   -----------
Net loss attributable to common
  stockholders......................      $     (233)      $    (8,575)   $   (5,006)  $   (34,623)
                                          ==========       ===========    ==========   ===========
Basic and diluted net loss per
  share.............................      $    (0.14)      $     (2.94)   $    (1.80)  $     (5.70)
                                          ==========       ===========    ==========   ===========
Unaudited pro forma basic and
  diluted net loss per share........                       $     (0.31)                $     (0.71)
                                                           ===========                 ===========
Shares used in computing basic and
  diluted net loss per share........       1,691,366         2,920,490     2,781,646     6,078,312
                                          ==========       ===========    ==========   ===========
Shares used in computing unaudited
  pro forma basic and diluted net
  loss per share....................                        24,903,635                  41,216,152
                                                           ===========                 ===========

     The following table presents a summary of our balance sheet as of September 30, 2000:

      --   on an actual basis;

      -- on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 39,287,173 shares of common stock upon the closing of this offering; and

      --   on a pro forma basis as adjusted to reflect our sale of
                          shares of common stock in this offering at an assumed
           initial public offering price of $     per share, after deducting
           estimated underwriting discounts and offering expenses, and the
           issuance of           shares of common stock in connection with the
           assumed exercise of warrants upon the closing of this offering.

                                                               AS OF SEPTEMBER 30, 2000
                                                         ------------------------------------
                                                                                   PRO FORMA
                                                          ACTUAL     PRO FORMA    AS ADJUSTED
                                                         --------    ---------    -----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............................  $ 34,811    $ 34,811       $
Short-term investments.................................    60,450      60,450        60,450
Working capital........................................    90,634      90,634
Total assets...........................................   112,713     112,713
Long-term debt.........................................     5,445       5,445         5,445
Redeemable convertible preferred stock.................   131,021          --            --
Total stockholders' equity (deficit)...................   (35,527)     95,494

                            ------------------------

     In this prospectus, "Quantum Bridge," "we," "us" and "our" refer to Quantum Bridge Communications, Inc. and its subsidiaries and not to the underwriters. Except as set forth in our financial statements or as otherwise indicated, all information contained in this prospectus:

      -- assumes that the underwriters do not exercise their over-allotment option;

      -- gives effect to the conversion of all outstanding shares of preferred stock into 39,287,173 shares of common stock upon the closing of this offering;

      --   gives effect to the issuance of           shares of common stock in
           connection with the assumed exercise of warrants upon the closing of this offering;

      -- gives effect to a two-for-one stock split of our common stock effected on December 21, 1999 and a three-for-two stock split of our common stock effected on September 5, 2000; and

      -- gives effect to the filing of our restated certificate of incorporation upon the closing of this offering.

     Quantum Bridge, the Quantum Bridge logo, Dynamic Wavelength Slicing, QB100, QB3000, QB5000, QBCare and QBVision are our trademarks. This prospectus also contains trademarks and trade names of other companies.

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock.

RISKS RELATED TO OUR BUSINESS

  WE CURRENTLY HAVE ONLY TWO SIGNIFICANT CUSTOMERS, AND OUR REVENUE WILL NOT GROW IF WE DO NOT SUCCESSFULLY SELL OUR SOLUTIONS TO THESE OR ADDITIONAL CUSTOMERS.

     We currently have only two significant customers, Comcast and Advanced TelCom Group. As of September 30, 2000, these customers had accounted for all of our revenue. Neither of these customers has contractually committed to purchase any minimum quantities of products from us. We expect that for the foreseeable future substantially all of our revenue will continue to depend on sales of our optical access networking solutions to these two customers and a small number of additional customers. The rate at which service providers purchase products from us will depend, in part, on the demand for high bandwidth services by end users. The failure of current or prospective customers to purchase our products for any reason, any determination not to install our optical access networking solutions in their networks, any difficulty we may incur in meeting their delivery requirements or any downturn in their business would seriously harm our ability to build a successful business.

  WE ARE DEPENDENT ON OUR LINE OF OPTICAL ACCESS NETWORKING PRODUCTS AND OUR FUTURE REVENUE DEPENDS ON THEIR COMMERCIAL SUCCESS.

     Our future growth depends on the commercial success of our existing line of optical access networking products. To date, our QB5000 Optical Access Switch and QB100 Intelligent Optical Terminal products are the only products that we have shipped to customers. Our customers have not yet deployed these products in large access network environments and may choose not to do so. Even if our customers do fully deploy our products, these products may not operate as expected. The failure of our products to operate as expected could delay or prevent their adoption.

     We also intend to develop and introduce new products and enhancements to existing products in the future, although we may not be successful in doing so on a timely basis, or at all. If our target customers do not adopt, purchase and successfully deploy our current and planned products, our revenue will not grow significantly.

  IF WE FAIL TO INCREASE OUR REVENUE, WE WILL NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We have incurred significant losses since inception and expect to continue to incur significant losses in the future. As of September 30, 2000, we had an accumulated deficit of $43.6 million. We first recognized revenue during the quarter ended September 30, 2000. We have never achieved profitability on a quarterly or annual basis. We have large fixed expenses and we expect to continue to incur significant and increasing research and development, sales and marketing, administrative and other expenses. As a result, we will need to generate significantly higher revenue to achieve and maintain profitability. If we fail to achieve significant increases in our revenue, the size of our operating losses may be larger than expected. We may never achieve profitability, and if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

  WE HAVE BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     We were founded in October 1998. We did not begin shipping our first products, the QB5000 Optical Access Switch and QB100 Intelligent Optical Terminal products, until August 2000. As a result, we have limited historical financial data upon which to base projected revenue and planned operating expenses, and upon which investors may evaluate us and our prospects. The revenue and income potential of our business and market are unproven. You should consider the risks and difficulties frequently encountered by companies like ours in the early stages of development and in a new and rapidly evolving market before investing in our common stock.

  THE LONG AND VARIABLE SALES CYCLE FOR OUR OPTICAL ACCESS NETWORKING SOLUTIONS MAY CAUSE REVENUE AND OPERATING RESULTS TO VARY UNEXPECTEDLY FROM QUARTER TO QUARTER, WHICH COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     A customer's decision to purchase our optical access networking solutions generally involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. As a result, our sales cycle has been, and is likely to continue to be, lengthy. Throughout the sales cycle, we spend considerable time and expense educating prospective customers about the use and features of our products. Even after deciding to purchase our products, our customers are likely to deploy our equipment slowly and deliberately. Because of our limited operating history and the nature of our business, we may not be able to accurately predict these sales and deployment cycles. The long sales cycles may cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter, which could adversely affect the market price of our common stock.

  OUR REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER, AND THE PRICE OF OUR COMMON STOCK COULD FALL IF QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF INVESTORS OR SECURITIES ANALYSTS.

     Our operating results are difficult to forecast and may fluctuate from quarter to quarter due to a number of factors, many of which are beyond our control. As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly financial performance. If our quarterly revenue or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially. Among the factors that could cause our quarterly operating results to fluctuate are:

      --   fluctuation in demand for our optical access networking solutions;

      -- the timing and size of customer orders for our solutions and cancellations of orders;

      --   the timing of recognizing revenue and deferred revenue;

      --   our ability to install and successfully deploy our products;

      -- the ability of our third-party manufacturers and suppliers to meet their delivery and quality protection commitments;

      --   the timing and level of research and development expenses;

      --   the distribution channels through which we sell our solutions;

      -- changes in our pricing policies or the pricing policies of our competitors;

      --   increases in the prices of the components we purchase;

      -- our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner; and

      -- general economic conditions, as well as those specific to the telecommunications industry.

     We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands that will result from the increasing size of our business. Most of our operating expenses do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we would not be able to proportionately reduce operating expenses for that quarter, and therefore any revenue shortfall would have a disproportionate effect on our expected operating results for that quarter.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. You should not rely on our results or growth for one quarter as an indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of securities analysts and investors. In this event, the price of our common stock could decrease substantially.

  TECHNOLOGICAL BREAKTHROUGHS IN THE ACCESS NETWORKING MARKET COULD RENDER OUR SOLUTIONS OBSOLETE, IN WHICH CASE WE WOULD BE UNABLE TO ATTRACT NEW CUSTOMERS.

     The market for access networking solutions is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards could render our existing or future products obsolete. Accordingly, we will be required to make significant and ongoing investments in future periods in order to remain competitive. The development of new products or technologies is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may be unable to respond quickly or cost-effectively to these developments, nor may we be able to obtain the necessary funds to develop or acquire new technologies or products needed to compete. We also cannot assure you that any products we do develop will gain market acceptance.

     In developing our products, we have made, and will continue to make, assumptions about the standards that may be adopted by our customers and competitors. If the standards adopted are different from those that we have chosen to support, market acceptance of our solutions may be significantly reduced or delayed and our business will be seriously harmed. In addition, in order to introduce products incorporating new technologies and new industry standards, we must be able to gain access to the latest technologies of our existing and prospective customers, our suppliers and other network vendors. If we fail to gain access to new technologies, we may be unable to develop competitive products.

  THERE IS INTENSE COMPETITION IN THE MARKET FOR OPTICAL ACCESS NETWORKING PRODUCTS, AND IF WE FAIL TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE COULD EXPERIENCE ADDITIONAL LOSSES.

     The market for optical access networking products is highly competitive. We currently compete with a number of companies that have announced or that we believe will announce products that address the same network access problems that our solutions are designed to address. These competitors include a subsidiary of NEC called eLUMINANT, a subsidiary of Mitsubishi Electric Company called Paceon, Terawave and CS Communication & Systemes. In the future, large, established network equipment vendors, such as Alcatel, Cisco, Fujitsu, Lucent, Marconi, NTT and Nortel, may also focus on our target market, thereby further intensifying competition.

     Many of our current and potential competitors have significantly greater selling, marketing, technical, manufacturing, financial and other resources than we do, as well as more customers, greater market recognition and more established relationships and alliances in the industry. As a result, these competitors may be able to develop, enhance and expand their product offerings more quickly, adapt more swiftly to new or emerging technologies and changes in customer demands, devote greater resources to the marketing and sale of their offerings, pursue acquisitions and other opportunities more readily and adopt more aggressive pricing policies. In order to compete effectively with these competitors, we must demonstrate that our optical access networking solutions are superior in meeting the needs of service providers and that our solutions provide high levels of performance, reliability, scalability and interoperability in a cost-effective manner.

     Increased competition from our current and future competitors could materially and adversely affect our business by diverting sales from us, forcing us to charge lower prices, reducing our gross margins and adversely affecting our strategic relationships with contract manufacturers and others. If this occurs, our revenue may not grow, our gross margins could decrease and we could experience additional losses.

  CUSTOMER REQUIREMENTS ARE LIKELY TO EVOLVE, AND WE WILL NOT RETAIN CUSTOMERS OR ATTRACT NEW CUSTOMERS IF WE DO NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS.

     Our future success will depend upon our ability to develop and manage key customer relationships and to introduce new products and product enhancements that address their increasingly sophisticated needs. Our current and prospective customers may require product features and capabilities that our current products do not have. We must effectively anticipate and adapt to customer requirements and offer products and services that meet those demands in a timely manner. Our failure to develop solutions or offer services that satisfy customer requirements would seriously harm our ability to achieve market acceptance for our solutions. In addition, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. Material delays in introducing new products may cause customers to forego purchases of our solutions and purchase those of our competitors, which could seriously harm our business. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition could cause us to lose current and prospective customers.

  OUR PRODUCTS MAY HAVE ERRORS OR DEFECTS OR MAY NOT INTEROPERATE WITH THE NETWORKS OF OUR CUSTOMERS, WHICH COULD RESULT IN REDUCED DEMAND FOR OUR PRODUCTS OR PRODUCT LIABILITY CLAIMS AGAINST US.

     Our optical access networking products are complex and are designed to be deployed in large communications networks. Because of the nature of our products, they can only be fully tested when completely deployed in very large networks with high amounts of diverse traffic. To date, our customers have used our products primarily in test networks. Our customers may discover errors or defects in our products, or the products may not operate as expected, after having fully deployed them. Our products also must support multiple transmission protocols and interoperate with other products within these networks that may be based on various access, wide-area network and other technologies. If we discover errors or defects in our products, or if we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

      --   loss of or delay in revenue;

      --   loss of market share;

      --   loss of existing customers and an inability to attract new customers;

      -- diversion of the attention of our engineering personnel from our product development efforts;

      --   increased service and warranty costs; and

      --   increased insurance costs.

     Because our solutions are critical to the networks of our customers, any errors or defects in our products or the failure of our products to interoperate within their networks could result in damage to our customers. These customers could seek significant compensation for losses from us. The limitations that we typically include in our purchase agreements may not be effective to limit our exposure. In addition, even if unsuccessful, a product liability claim brought against us would likely be costly, time-consuming and require our management to spend time defending the claim rather than operating our business.

  WE ARE LIKELY TO FACE DIFFICULTIES IN OBTAINING AND RETAINING CUSTOMERS IF WE DO NOT EXPAND OUR SALES ORGANIZATION AND OUR PROFESSIONAL SERVICE AND TECHNICAL SUPPORT OPERATIONS.

     Our products and services require a sophisticated sales effort targeted at a limited number of key individuals within our prospective customers' organizations. This effort requires specialized sales personnel and consulting engineers. Currently, our direct sales and sales administrative staff consists of only 33 persons. Although we are seeking to expand our direct sales force, competition for these individuals is intense, and we might not be able to hire and train the kind and number of sales personnel and consulting engineers required for us to be successful. In addition, we believe that our future success depends upon our ability to establish successful relationships with a variety of distribution partners, particularly in foreign markets. We have entered into agreements with only a small number of distribution partners. If we are unable to expand our direct sales operations, or expand our indirect sales channels, we may not be able to increase market awareness or sales of our solutions.

     We currently have a small professional services and technical support organization and will need to increase our staff to support new customers. The support of our products requires highly trained professional services and technical support personnel. Hiring these personnel is very competitive in the optical access networking industry because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them, they may require extensive training in our optical access networking products. If we are unable to expand our professional services and technical support organization and train our personnel rapidly, we may not be able to provide the customer service that our existing and potential future customers require, which could adversely affect our reputation and our ability to sell our solutions.

  WE DEPEND UPON CONTRACT MANUFACTURERS AND ANY DISRUPTION IN THESE RELATIONSHIPS MAY CAUSE US TO FAIL TO MEET THE DEMANDS OF OUR CUSTOMERS, WHICH MAY DAMAGE OUR CUSTOMER RELATIONSHIPS.

     We do not have internal volume manufacturing capabilities. We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications and to fill orders on a timely basis. We currently have supply relationships with Solectron Corporation and SMTC Corporation to provide comprehensive manufacturing services, including materials procurement, assembly, test, control and shipment of our products to our customers. We may not be able to effectively manage our relationships with these contract manufacturers and they may not meet our future requirements for timely delivery and quality. Each of our contract manufacturers also builds products for other companies, and these manufacturers may not always have sufficient quantities of inventory available to fill orders placed by our customers or may not allocate internal resources to fill these orders on a timely basis. Except for our relationships with Solectron and SMTC, we do not have any ongoing supply arrangements with any contract manufacturers. At present, we purchase products from these contract manufacturers on a purchase order basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming, and could result in a significant interruption in the supply of our products. If we are required or choose to change one or both contract manufacturers, sales of our products will likely be delayed and our customers may choose to purchase products from our competitors instead of us.

  WE RELY ON SINGLE OR LIMITED SOURCES FOR SUPPLY OF CERTAIN KEY COMPONENTS. IF OUR SUPPLY OF ANY OF THESE COMPONENTS OR OTHER COMPONENTS IS DISRUPTED, WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS WITHIN THE TIMEFRAMES REQUIRED AND WE MAY EXPERIENCE ORDER CANCELLATIONS.

     We currently purchase several key components, including microprocessors, field programmable gate arrays, optical transmitters and receivers and special purpose switching and communications semiconductors, from single or limited sources. Specifically, we use integrated switching circuits from MMC Networks and microprocessors from Motorola. We purchase these components on a purchase order basis and have no long-term contracts for these components. If we are unable to obtain sufficient quantities of these components, it is unlikely that we would be able to ship our products to customers in accordance with their volume and schedule requirements. This could result in lost or delayed revenue and significant damage to our reputation and, given the limited number of customers in our target market, we may not be able to replace any lost business with new customers. In the event of a disruption in supply we may not be able to procure an alternate source in a timely manner or at favorable prices. If we are unable to obtain these components from other suppliers at economical prices, our margins would be adversely impacted unless we could raise the prices of our products in a commensurate manner. Competitive conditions may not permit us to do so, in which case we may suffer increased losses or reduced profits. In addition, our reliance on these suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact present and future sales and revenue. Further, the optical component industry is expanding rapidly, and manufacturers of optical components may be unable to meet the unpredictable and growing demand for components. Because optical components are integrated into our products, a shortage or decrease in supply would seriously impact our future sales and revenue.

  OUR COMPANY IS GROWING RAPIDLY AND WE MAY BE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, WHICH COULD RESULT IN LOST SALES OR DISRUPTION TO OUR BUSINESS.

     Our failure to effectively manage our recent and anticipated growth could increase our expenses and adversely affect the quality of our solutions, our relationships with customers and suppliers, our ability to retain key personnel and our financial performance. From January 1, 2000 to September 30, 2000, the number of our employees increased from 66 to 239. During the next 12 months, we plan to continue to hire a significant number of employees. Our growth has significantly increased our operating complexity and has placed, and will continue to place, a significant strain on our management, operational systems and other resources. We will not be able to successfully offer our solutions and implement our business plan without an effective planning and management process. We expect that we will need to continue to improve our financial, managerial and manufacturing controls and reporting systems, and will need to continue to expand, train and manage our work force. We may not be able to implement adequate control and reporting systems in an efficient and timely manner.

  IF WE ARE UNABLE TO RETAIN OUR KEY EMPLOYEES AND TO HIRE AND RETAIN OTHER KEY PERSONNEL, OUR ABILITY TO COMPETE COULD BE HARMED.

     The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly skilled employees, particularly qualified sales and engineering personnel. The competition for highly skilled personnel in the optical network infrastructure market is intense, especially in the New England area where our principal operations are located. Our failure to attract, assimilate and retain qualified personnel to fulfill our current or future needs could impair our growth.

     In addition, our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on to develop and sell our optical access networking solutions and implement our business plan. The loss of the services of any of our key employees could have a significant detrimental effect on our ability to execute our business strategy and could delay the development and introduction of new products or negatively impact our ability to sell our solutions.

  OUR ABILITY TO COMPETE COULD BE JEOPARDIZED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have one issued patent and have filed eight additional patent applications in the United States, as well as two patent applications internationally, we cannot assure you that any additional patents will be issued or that the issued patent or any future patents will provide meaningful protection. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise misappropriate and use our products or technology without authorization, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We may need to resort to litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. If competitors are able to use our technology, our ability to compete effectively could be harmed.

  WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD SERIOUSLY HARM OUR BUSINESS AND REQUIRE US TO INCUR SIGNIFICANT COSTS.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have not been involved in any intellectual property litigation, we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming, expensive and divert management time and attention away from our operations. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. In addition, any potential intellectual property litigation also could force us to do one or more of the following:

      -- stop selling, incorporating or using the products that use the infringed intellectual property;

      -- seek to obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, although this license may not be available on reasonable terms, or at all;

      --   redesign those products that use the infringed intellectual property;
           or

      --   indemnify our customers, which could be very costly.

     If we are forced to take any of the foregoing actions, our business may be seriously harmed.

  WE MAY FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL EXPANSION THAT COULD IMPAIR OUR ABILITY TO GROW OUR REVENUE ABROAD.

     We intend to expand our sales into international markets. This expansion will require significant management attention and financial resources to develop direct and indirect international sales and support channels and to support customers in international markets. We may not be able to develop international market demand for our products.

     We have limited experience in marketing, distributing and supporting our solutions internationally, and to do so we expect that we will need to develop versions of our products that comply with local standards. In addition, international operations are subject to other inherent risks, including:

      -- different regulatory environments that may restrict our ability to provide optical access networking solutions;

      -- greater difficulty in accounts receivable collection and longer collection periods;

      --   differences in technology standards;

      --   difficulties and costs of staffing and managing foreign operations;

      --   the impact of recessions in economies outside the United States;

      --   certification requirements;

      --   foreign currency exchange rate fluctuations;

      -- reduced protection for intellectual property rights in some countries;

      --   potentially adverse tax consequences; and

      --   political and economic instability.

     We expect that our international sales will generally be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our solutions to become less competitive in international markets. To the extent that we denominate sales in foreign currencies, we will be exposed to risks of currency fluctuations.

  ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND SERIOUSLY HARM OUR FINANCIAL CONDITION.

     As part of our ongoing business development strategy, we consider acquisitions of and strategic investments in complementary companies, products or technologies. We do not currently have any agreements or commitments with respect to any acquisition or investment. In the event of any acquisitions, we could:

      -- issue stock that would dilute the ownership of our current stockholders;

      --   incur debt;

      --   assume liabilities;

      -- incur amortization expenses related to goodwill and other intangible assets; or

      --   incur large and immediate write-offs.

     Our operation of any acquired business would also involve numerous risks, including:

      -- problems integrating the purchased operations, technologies or products;

      --   unanticipated costs or liabilities;

      --   diversion of management's attention from our core business;

      -- adverse effects on existing business relationships with suppliers and customers;

      -- risks associated with entering markets in which we have no or limited prior experience; and

      -- potential loss of key employees, particularly those of the acquired organizations.

We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and any failure to do so could disrupt our business and seriously harm our financial condition.

RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

  OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID.

     Prior to this offering, you could not buy or sell our common stock publicly. An active trading market for our common stock may not develop or be sustained after this offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters. The initial public offering price may not be indicative of the prices that will prevail in the public market after this offering. You may be unable to sell your shares of common stock at or above the initial public offering price, which may result in substantial losses to you.

     The price at which our common stock will trade following this offering is likely to be highly volatile and may fluctuate substantially. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control. In particular, given the limited amount of our product sales and our limited number of customers, the announcement of any significant customer developments, awards or losses or of any significant partnerships or acquisitions by us or our competitors could have a material adverse effect on our stock price.

  IF YOU INVEST IN THIS OFFERING, YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING AND FUTURE EQUITY ISSUANCES.

     The initial public offering price per share of our common stock is substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities.

     We have issued options and warrants to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options and warrants are exercised, there will be further dilution to investors in this offering.

  WE MAY INCUR SIGNIFICANT COSTS AND HARM TO OUR BUSINESS FROM CLASS ACTION LITIGATION RELATING TO STOCK PRICE VOLATILITY.

     Securities class action litigation is often initiated against companies following periods of volatility in the market price of their securities. The stock markets, and in particular the Nasdaq National Market, on which we expect our common stock to be listed, have experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of technology-related companies and have often been unrelated or disproportionate to the operating performance of those companies. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business. If successful, securities litigation could cause us to incur significant costs of damages.

  WE MAY NEED ADDITIONAL FINANCING, WHICH COULD BE DIFFICULT TO OBTAIN.

     We believe that the net proceeds from this offering, together with our existing cash, cash equivalents, short-term investments, available equipment line of credit and funds anticipated to be generated from operations, will be sufficient to meet our cash requirements for at least 12 months following this offering. We may need to raise additional funding at that time or earlier if we decide to undertake more rapid expansion, including acquisitions of complementary products or technologies, or if we increase our marketing or research and development efforts in order to respond to competitive pressures. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. We may obtain additional financing by issuing shares of our common stock, which could dilute our existing stockholders. If financing is not available, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which would seriously harm our business.

  IF A SIGNIFICANT NUMBER OF SHARES BECOME AVAILABLE FOR SALE AND ARE SOLD IN A SHORT PERIOD OF TIME, THE MARKET PRICE OF OUR STOCK COULD DECLINE.

     The availability of a large number of shares of our common stock for sale could depress the market price of our common stock. After this offering, there
will be outstanding approximately        shares of our common stock. Of these
shares, the        shares sold in this offering will be freely tradable without restriction or registration, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. Of the remaining 55,846,595
shares of common stock held by existing stockholders,        will be eligible
for sale in the public markets 90 days after the date of this prospectus, subject to the lock-up agreements with the underwriters. See "Shares Eligible for Future Sale." Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time without notice, release all or any additional portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. Sales of common stock by existing stockholders in the public market, or the availability of these shares for sale, could materially and adversely affect the market price of our stock.

  THERE ARE PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW THAT COULD DELAY OR PREVENT THE SALE OF OUR COMPANY AND DIMINISH THE VOTING RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

     There are provisions in our certificate of incorporation and by-laws that may make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change of control would result in the purchase of your shares at a premium to the market price. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders.

     Our charter documents contain other provisions that could have an anti-takeover effect, including:

      -- the members of only one of the three classes of directors are elected each year;

      --   stockholders have limited ability to remove directors;

      --   stockholders cannot take actions by written consent;

      --   stockholders cannot call a special meeting of stockholders; and

      -- stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

     In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

  OUR OFFICERS, DIRECTORS AND THEIR AFFILIATES HOLD A MAJORITY OF OUR STOCK AND, AS A RESULT, CONTROL US. THIS COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY MATTERS, INCLUDING CHANGES OF CONTROL.

     Upon completion of this offering, our officers, directors and individuals or entities affiliated with our directors as a group will beneficially own
approximately        % of our outstanding common stock. As a result, these
stockholders will be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may delay, deter or prevent a change of control of us and may make some transactions more difficult or even impossible without the support of these stockholders, and could depress the price of our common stock.

  OUR MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE.

     Our management will have broad discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We plan to use the proceeds from this offering for general corporate purposes. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "predicts," "future," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, statements regarding planned product release dates, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include the factors discussed under the caption entitled "Risk Factors."

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required by law, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

     This prospectus also contains several projections of market development by industry analysts. Those projections involve a number of assumptions and limitations. We cannot assure you that those projections will be attained.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the        shares of
common stock we are offering will be approximately $          , assuming an
initial public offering price of $     per share and after deducting estimated
underwriting discounts and $     of offering expenses payable by us. The primary
purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets. If the underwriters exercise the over-allotment option in full, we
estimate that our net proceeds will be $          and that the net proceeds to
the selling stockholders will be $          .

     We expect to use the net proceeds from the sale of shares of common stock offered by us for general corporate purposes, including to fund research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We may use a portion of the net proceeds to acquire or make investments in businesses, products or technologies that we believe will complement our current or future business. We do not currently have agreements or commitments with respect to any acquisition or investment. We will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Our credit agreement with a bank prohibits the payment of dividends. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and other factors the board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term investments and capitalization as of September 30, 2000:

      --   on an actual basis;

      -- on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 39,287,173 shares of common stock upon the closing of this offering; and

      --   on a pro forma basis, as adjusted to reflect the sale of
                          shares of common stock in this offering at an assumed
           initial public offering price of $     per share after deducting
           estimated underwriting discounts and offering expenses payable by us,
           and the issuance of      shares of common stock in connection with
           the assumed exercise of warrants upon the closing of this offering.

     You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

     The outstanding share information reflected in this table excludes 8,032,325 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2000 at a weighted average exercise price of $2.26 per share.

                                                              AS OF SEPTEMBER 30, 2000
                                                        ------------------------------------
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                        --------    ---------    -----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents.............................  $ 34,811    $ 34,811      $
                                                        ========    ========      ========
Short-term investments................................  $ 60,450    $ 60,450      $ 60,450
                                                        ========    ========      ========
Long-term debt, less current portion..................  $  5,445    $  5,445      $  5,445
Redeemable convertible preferred stock, $.001 par
  value; 18,000,000 shares authorized; 16,885,449
  shares issued and outstanding, actual; no shares
  authorized, issued or outstanding pro forma or pro
  forma as adjusted...................................   131,021          --            --
Stockholders' equity (deficit):
Preferred stock, $.001 par value; no shares
  authorized, issued and outstanding, actual and pro
  forma; 5,000,000 shares authorized and no shares
  issued and outstanding, pro forma as adjusted.......        --          --            --
Common stock, $.001 par value; 67,500,000 shares
  authorized, 16,559,422 shares issued and
  outstanding, actual; 500,000,000 shares authorized,
  55,846,595 shares issued and outstanding, pro forma;
  500,000,000 shares authorized,           shares
  issued and outstanding, pro forma as adjusted.......        16          56
Additional paid-in capital............................    29,985     160,966
Common stock warrants.................................     1,223       1,223            --
Deferred compensation.................................   (23,096)    (23,096)      (23,096)
Other comprehensive loss..............................       (24)        (24)          (24)
Accumulated deficit...................................   (43,631)    (43,631)      (43,631)
                                                        --------    --------      --------
Total stockholders' equity (deficit)..................   (35,527)     95,494
                                                        --------    --------      --------
Total capitalization..................................  $100,939    $100,939      $
                                                        ========    ========      ========

                                    DILUTION

     The pro forma net tangible book value of our common stock as of September 30, 2000 was $95.5 million, or $1.71 per share. Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value, which is calculated as total tangible assets less total liabilities, by the pro forma number of shares of common stock outstanding as of September 30, 2000 after giving effect to the conversion of all outstanding shares of preferred stock into 39,287,173 shares of common stock.

     After giving effect to the sale of common stock pursuant to this offering
at an assumed initial public offering price of $     per share and after
deducting estimated underwriting discounts and offering expenses payable by us
and the issuance of           shares of common stock in connection with the
assumed exercise of warrants upon the closing of this offering, the adjusted pro
forma net tangible book value as of September 30, 2000 would have been $     or
$     per share. This offering will result in an increase in pro forma net
tangible book value per share of $     to existing stockholders and dilution in
pro forma net tangible book value per share of $     to new investors who
purchase shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed initial public offering
price of $     per share. The following table illustrates this dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $1.71
  Increase attributable to sale of common stock in this
     offering...............................................  $
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       -----
Dilution of net tangible book value per share to new
  investors.................................................           $
                                                                       =====

     If the underwriters exercise their option to purchase additional shares in this offering, the pro forma net tangible book value per share after the
offering would be $     per share, the increase in net tangible book value per
share to existing stockholders would be $     per share and the dilution to new
investors would be $     per share.

     The following table summarizes, on a pro forma as adjusted basis as of September 30, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders, including the holder of common stock to be received upon the assumed exercise of warrants upon the closing of this offering, and by the new investors purchasing shares of common stock in this offering. The calculation is based upon an assumed initial public
offering price of $     per share before deducting estimated underwriting
discounts and offering expenses payable by us:

                                 SHARES PURCHASED         TOTAL CONSIDERATION
                               ---------------------    -----------------------    AVERAGE PRICE
                                 NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
                               ----------    -------    ------------    -------    -------------
Existing Stockholders........  55,846,595          %    $125,155,312          %        $2.24
New Stockholders.............
                               ----------     -----     ------------    ------         -----
          Total..............                 100.0%                     100.0%        $
                               ==========     =====     ============    ======         =====

     These tables assume no exercise of outstanding stock options. As of September 30, 2000, there were 8,032,325 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $2.26 per share. To the extent that outstanding options are exercised in the future, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The statement of operations data for the period from inception (October 22, 1998) through December 31, 1998 and the year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period.

     Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of dividends on preferred stock has not been included in the calculation of unaudited pro forma basic and diluted net loss per share.

                                                     PERIOD FROM
                                                      INCEPTION
                                                    (OCTOBER 22,                      NINE MONTHS ENDED
                                                    1998) THROUGH     YEAR ENDED        SEPTEMBER 30,
                                                    DECEMBER 31,     DECEMBER 31,    -------------------
                                                        1998             1999         1999        2000
                                                    -------------    ------------    -------    --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue...........................................     $   --          $    --       $    --    $    654
Cost of revenue...................................         --               --            --         531
                                                       ------          -------       -------    --------
    Gross profit..................................         --               --            --         123
Operating expenses:
  Research and development(1).....................         98            5,810         3,407      16,599
  Sales and marketing(1)..........................         32            1,201           595       6,679
  General and administrative(1)...................         73              886           672       1,780
  Stock-based consideration.......................         --              118            19       7,655
                                                       ------          -------       -------    --------
    Total operating expenses......................        203            8,015         4,693      32,713
                                                       ------          -------       -------    --------
    Loss from operations..........................       (203)          (8,015)       (4,693)    (32,590)
Interest income, net..............................         26              410           211       3,161
                                                       ------          -------       -------    --------
    Net loss......................................       (177)          (7,605)       (4,482)    (29,429)
                                                       ------          -------       -------    --------
Accretion of dividends on preferred stock.........        (56)            (970)         (524)     (5,194)
                                                       ------          -------       -------    --------
Net loss attributable to common
  stockholders....................................     $ (233)         $(8,575)      $(5,006)   $(34,623)
                                                       ======          =======       =======    ========
Net loss per common share:
  Basic and diluted...............................     $(0.14)         $ (2.94)      $ (1.80)   $  (5.70)
                                                       ======          =======       =======    ========
  Pro forma basic and diluted.....................                     $ (0.31)                 $  (0.71)
                                                                       =======                  ========
Weighted average common shares outstanding:
  Basic and diluted...............................      1,691            2,920         2,782       6,078
                                                       ======          =======       =======    ========
  Pro forma basic and diluted.....................                      24,904                    41,216
                                                                       =======                  ========
(1) Excludes non-cash, stock-based consideration
    as follows:
  Research and development........................     $   --          $    40       $     7    $  2,951
  Sales and marketing.............................         --               39             6       3,319
  General and administrative......................         --               39             6       1,385
                                                       ------          -------       -------    --------
                                                       $   --          $   118       $    19    $  7,655
                                                       ======          =======       =======    ========

                                                  AS OF DECEMBER 31,
                                                  -------------------      AS OF SEPTEMBER 30,
                                                   1998        1999               2000
                                                  ------      -------      -------------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................  $5,732      $15,222           $ 34,811
Short-term investments..........................      --           --             60,450
Working capital.................................   5,703       14,163             90,634
Total assets....................................   5,878       17,407            112,713
Long-term debt..................................      --        1,344              5,445
Redeemable convertible preferred stock..........   6,056       23,276            131,021
Total stockholders' deficit.....................    (247)      (8,624)           (35,527)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion together with our financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in these forward-looking statements.

OVERVIEW

     We are a leading provider of high-speed optical access networking solutions that enable communications service providers to offer greater bandwidth to businesses in the access segment of the public network. From our inception on October 22, 1998 through August 1, 2000, our operating activities consisted primarily of research and development and product design, development and testing. During this period, we also expanded and trained our administrative, marketing and sales personnel and began sales and marketing activities. We began shipping our QB5000 Optical Access Switch and QB100 Intelligent Optical Terminal products in August 2000. To date, all of our product revenue has been derived from sales of these products to two customers. Since our inception, we have incurred significant losses. As of September 30, 2000, we had an accumulated deficit of $43.6 million. We have not achieved profitability on a quarterly or an annual basis and we anticipate that we will continue to incur significant operating losses for the foreseeable future.

     We derive our revenue from sales of our optical access networking equipment as well as from services fees for the installation, technical support and maintenance of our products and other consulting services. Our policy is to recognize revenue from product sales upon shipment provided that there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties regarding customer acceptance exist, revenue is recognized when these uncertainties are resolved. Revenue from installation and implementation services is recognized as the services are performed. Revenue from support arrangements is recognized ratably over the period of the related agreements. We record a warranty liability for parts and labor on our hardware products. Our warranty begins on the date of shipment and generally extends for one year for hardware. Hardware warranty costs are recorded at the time of revenue recognition.

     We have a lengthy sales cycle for our products and, accordingly, incur sales and other expenses before we recognize the related revenue. We expect to continue to incur significant sales and marketing, customer service, research and development and general and administrative expenses. As a result, we will need to generate significant revenue to achieve and maintain profitability.

     We outsource our manufacturing operations to third-party contract manufacturers that assemble and test our products in accordance with our specifications. A significant portion of our cost of revenue involves payment to these entities. We perform manufacturing and engineering documentation controls at our facility in Andover, Massachusetts.

RESULTS OF OPERATIONS

PERIOD FROM INCEPTION (OCTOBER 22, 1998) THROUGH DECEMBER 31, 1998, THE YEAR ENDED DECEMBER 31, 1999 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

  REVENUE

     We did not recognize any revenue in 1998 or 1999. We began shipping our QB5000 Optical Access Switch and QB100 Intelligent Optical Terminal products in August 2000. Revenue for the nine months ended September 30, 2000 was $654,000. For the nine months ended September 30, 2000, product sales to two customers, Comcast and Advanced TelCom Group, accounted for all of our revenue.

  COST OF REVENUE

     Cost of revenue consists of payments to third-party contract manufacturers, personnel and related costs, certain customer service expenses and warranty costs. We did not recognize any revenue prior to Decem-ber 31, 1999 and accordingly recorded no cost of revenue during that period. Cost of revenue for the nine months ended September 30, 2000 was $531,000. We expect cost of revenue as a percentage of revenue to decline in the future as production volumes increase.

  RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist primarily of salaries and related personnel costs, prototype costs and other costs related to the design, development, testing and enhancement of our products. To date, we have expensed our research and development costs as they were incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. We will also continue to recognize significant depreciation expense in connection with the purchase of testing equipment for our products. We believe that research and development is critical to our strategic product development objectives and we intend to enhance the functionality of our existing products and develop new products to broaden our applications offered, target additional customers and address new market segments. As a result, we expect our research and development expenses to increase in absolute dollars in the future but to decline as a percentage of revenue.

     Research and development expenses increased from $98,000 in 1998 to $5.8 million in 1999, and from $3.4 million in the nine months ended September 30, 1999 to $16.6 million in the nine months ended September 30, 2000. These increases were primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in prototype expenses for the design and development of our products and enhancements to existing products and an increase in non-recurring engineering costs.

  SALES AND MARKETING EXPENSES

     Sales and marketing expenses consist primarily of salaries and the related costs of sales, customer service and marketing personnel, commissions, and promotional, travel and recruiting expenses. We expect that sales and marketing expenses will increase in absolute dollars in the future but will decline as a percentage of revenue as we increase our direct sales efforts, expand our international operations, hire additional sales and marketing personnel, expand our customer service and support organization, initiate additional marketing programs and establish sales offices in new locations domestically and abroad.

     Sales and marketing expenses increased from $32,000 in 1998 to $1.2 million in 1999, and from $595,000 in the nine months ended September 30, 1999 to $6.7 million in the nine months ended September 30, 2000. These increases reflected the hiring of additional sales, customer support and marketing personnel, sales-based commissions and marketing program costs, including web development, trade shows and product launch activities.

  GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, legal, facilities, human resources and information technology personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars but will decline as a percentage of revenue as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

     General and administrative expenses increased from $73,000 in 1998 to $886,000 in 1999 and from $672,000 in the nine months ended September 30, 1999 to $1.8 million in the nine months ended September 30, 2000. These increases were primarily related to increases in personnel and increased legal, information systems, facilities and consulting services associated with our business activities.

  STOCK-BASED CONSIDERATION

     In connection with the granting of stock options at prices deemed below fair market value on the dates of grant, we recorded deferred compensation of $244,000 during the period from inception (October 22, 1998) through December 31, 1999 and $29.4 million during the nine months ended September 30, 2000. We have continued to grant stock options after that date and we may record additional deferred compensation in the period from October 1, 2000 through the closing of this offering. Deferred compensation represents the difference between the deemed fair value of our common stock on the date of grant and the exercise price of the stock options granted to employees and the fair value of stock options granted to non-employees. We are amortizing the deferred compensation over the vesting periods of the stock options which is generally four years. We recorded total stock-based consideration of $118,000 in 1999, and $7.7 million in the nine months ended September 30, 2000 of which $6.5 million related to the amortization of deferred compensation. For purposes of our statement of operations, we have allocated stock-based consideration to the appropriate expense category based on the nature of the service provided to us by each individual. The unamortized balance of deferred compensation at September 30, 2000 was $23.1 million. We expect to record stock-based consideration related to the amortization of deferred compensation of $3.5 million in the three months ended December 31, 2000, $10.6 million in 2001, $5.5 million in 2002, $2.7 million in 2003 and $842,000 in 2004.

     We have awarded options to purchase 479,500 shares of common stock to non-employee members of our Technical Advisory Board and consultants. These options generally vest quarterly over a period of one to three years. We will account for these options under EITF 96-18, which requires that we re-measure the fair value of these options each quarter during the period over which they vest based on changes in the fair value of our common stock and that we record stock-based consideration equal to the total fair value of the options. The total amount of the expense cannot be predicted because it will fluctuate with the market price of our common stock.

     In consideration for technical advice as well as assistance in assessing the marketability of our QB5000 Optical Access Switch and QB100 Intelligent Optical Terminal products during the development stage, in September 2000 we issued a warrant to Comcast to purchase 166,297 shares of common stock at an exercise price of $9.02 per share. The value of this warrant has been included in stock-based consideration and allocated to sales and marketing expense. This warrant is fully vested and not contingent upon future minimum purchase commitments. The warrant will be exercisable until the earliest of September 1, 2001, immediately prior to the closing of this offering or immediately prior to the closing of the sale of all or substantially all of our business or assets. Because there are no future purchase commitments or performance obligations associated with this warrant, the measurement date of the warrant was fixed at the issuance date. We determined the fair value of the warrant using the Black-Scholes option pricing model and recorded stock-based consideration of $1.2 million during the nine months ended September 30, 2000.

     In September 2000, in connection with the execution of a non-exclusive systems and services agreement, we issued a second warrant to Comcast to purchase shares of our common stock with a purchase price of up to $2.5 million. The number of shares that may be purchased upon exercise of the warrant is determined under a formula based on the achievement of specified performance targets. As of September 30, 2000, Comcast had earned $1.25 million, or 50% of
the total warrant, and will be entitled to purchase                shares of
common stock at the assumed initial public offering price per share upon the closing of this offering. We determined the fair value of this warrant using the Black-Scholes option pricing model and deferred $37,000, representing the fair value of the warrant, which will be amortized in future periods as an offset to revenue associated with the Comcast agreement.

  INTEREST INCOME, NET

     Interest income, net consists of interest earned on our cash balances and marketable securities and interest expense associated with our equipment notes payable. Interest income, net increased from $26,000 in 1998 to $410,000 in 1999 and from $211,000 in the nine months ended September 30, 1999 to $3.2 million in the nine months ended September 30, 2000, reflecting higher interest income from our invested balances offset by interest payments on our equipment notes payable.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1999, we had $7.6 million of state and federal net operating loss carryforwards and $355,000 in research and development tax credit carryforwards for tax reporting purposes available to offset future taxable income, if any. These carryforwards expire at various dates through 2019, to the extent that they are not utilized. We have not recognized any benefit from the future use of these carryforwards for any periods since inception. Our evaluation of the realizability of the tax benefits of these carryforwards indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance that allow us to recognize the tax benefits currently.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception through September 30, 2000, we have funded our operations primarily through private sales of our equity securities, resulting in total net proceeds of $125.0 million. We have also funded our operations through equipment and leasehold improvement financings of $6.9 million. As of September 30, 2000, we had $95.3 million in cash, cash equivalents and short-term investments and $1.4 million in restricted cash. As of December 31, 1999, we had $15.2 million in cash, cash equivalents and short-term investments, and $120,000 in restricted cash.

     During the nine months ended September 30, 2000, we used $20.6 million in cash for operating activities compared to $3.6 million used in the nine months ended September 30, 1999. In 1999, we used $6.5 million in cash for operating activities, compared to $147,000 used in 1998. Net cash flows from operating activities in each period reflected increasing net losses offset in part by increases in accounts payable and accrued expenses. Net cash flows from operating activities in the nine months ended September 30, 2000 also reflected increases in inventories as well as an offset for stock-based consideration related to the issuance of stock options and warrants.

     During the nine months ended September 30, 2000, we used $67.5 million in cash for investing activities compared to $1.2 million used in the nine months ended September 30, 1999. In 1999, we used $2.0 million in cash for investing activities compared to $106,000 used in 1998. The increase in net cash used for investing activities reflected increased purchases of property and equipment, primarily computers and test equipment for our development and manufacturing activities. The increases in cash used for investing activities also reflected increased purchases of marketable securities.

     Net cash provided by financing activities was $107.8 million in the nine months ended September 30, 2000 compared to $17.1 million in the nine months ended September 30, 1999. In 1999, we generated $18.0 million from financing activities, compared to $6.0 million in 1998. Cash provided by financing activities included proceeds from sales of redeemable convertible preferred stock, the largest of which was the sale of series C preferred stock in April 2000 with net proceeds of $102.4 million, as well as proceeds from the sale of restricted common stock and the issuance of common stock upon stock option exercises. Additional financing activities included borrowings under our equipment line of credit and, in recent periods, payments on debt related to these borrowings.

     We have a $7.0 million equipment line of credit with a bank. Borrowings under the equipment line of credit bear interest at the bank's prime rate, which was 8.50% at December 31, 1999 and 9.50% at September 30, 2000, plus .75% and are collateralized by substantially all of our assets. We borrowed a total of $6.9 million under this agreement as of September 30, 2000. All principal borrowings will be converted into term notes and are being repaid in 36 equal monthly installments commencing on dates ranging from April 1, 2000 to July 1, 2001. As of September 30, 2000, approximately $6.8 million was outstanding under this agreement.

     Capital expenditures were $7.0 million in the nine months ended September 30, 2000 and $1.1 million in the nine months ended September 30, 1999. In 1999, capital expenditures were $2.0 million compared to $26,000 in 1998. Our capital expenditures consisted of purchases of computer hardware and software, office and laboratory furniture and equipment and leasehold improvements. Purchases of computer equipment have represented the largest component of our capital expenditures. We expect this trend to continue as we increase the number of our employees, increase the size of our development and quality assurance testing facilities and improve and expand our information systems. Since inception, we have generally funded capital expenditures through the use of cash provided by financing activities.

     We expect to experience significant growth in our operating expenses, particularly research and development and sales and marketing expenses, for the foreseeable future in order to execute our business plan. We believe that the net proceeds from this offering, together with our existing cash, cash equivalents, short-term investments, available equipment line of credit and funds anticipated to be generated from operations, will be sufficient to meet our cash requirements for at least 12 months following this offering. However, we could be required, or could elect, to raise additional capital during that period and we may need to raise additional capital thereafter. In the event additional capital is required, we may not be able to raise it on acceptable terms or at all.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers specific events occurring during the period after December 15, 1998, but before the effective date. The adoption of this pronouncement did not have a significant impact on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition." This bulletin summarizes views of the Securities and Exchange Commission on applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition policy complies with the guidelines in the bulletin.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. We do not currently engage in trading market risk sensitive instruments or purchasing hedging instruments or "other than trading" instruments that are likely to expose us to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. We may do so in the future as our operations expand domestically and abroad. We will evaluate the impact of foreign currency exchange risk and other derivative instrument risk on our results of operations when appropriate. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in 2001. The adoption of SFAS No. 133 is not expected to have a material impact on our financial condition or results of operations.

MARKET RISK

     We do not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

                                    BUSINESS

OVERVIEW

     We are a leading provider of high-speed optical access networking solutions that enable communications service providers to offer greater bandwidth to businesses in the access segment of the public network. This segment, also known as the "last mile," spans the portion of the network between a service provider's local points-of-presence and business end users. Our comprehensive optical access hardware and software solutions are based on passive optical networking, or PON, technologies. PON technologies provide a cost-effective network access solution by eliminating the use of active optical components, such as amplifiers, lasers and modulators, in the transmission of data across fiber optic cable. Our solutions can significantly reduce the cost of building and managing fiber-based access networks, allowing service providers to leverage their existing fiber assets to cost-effectively connect businesses of all sizes to the public network via direct optical connections. Our solutions provide businesses with the network capacity to implement bandwidth-intensive applications, such as virtual private networks, e-commerce applications, video streaming and storage area networks. As a result, our customers can offer businesses a wide range of value-added voice, video and data services at much faster speeds than other access technologies allow.

     We sell our optical access networking solutions primarily through our direct sales force and we plan to use indirect channels to sell our solutions in specific markets. We augment our sales efforts with a professional services organization that assists our customers with network planning, design and implementation and fiber utilization. Our initial customers are Comcast and Advanced TelCom Group. We market our solutions to the following types of service providers, which typically have already installed or leased significant amounts of fiber optic cable:

      --   cable companies, or multiple system operators, or MSOs;

      --   competitive local exchange carriers, or CLECs;

      --   incumbent local exchange carriers, or ILECs;

      --   Internet service providers, or ISPs; and

      --   utility companies.

INDUSTRY BACKGROUND

  THE ACCESS BOTTLENECK

     In recent years, increased Internet usage has driven exponential growth in data traffic. RHK, a market research and consulting firm, estimates that Internet traffic in North America will increase from 350,000 terabytes per month in 1999 to 16 million terabytes per month by 2003. The growth in data traffic is primarily attributable to increased Internet access, electronic mail, electronic commerce and remote access by telecommuters. Moreover, the content being transmitted over the Internet is increasing in size, richness, complexity and variety, as businesses seek to implement data-intensive applications such as virtual private networks, e-commerce applications, video streaming and storage area networks, further increasing the demand for bandwidth within public networks.

     To handle the surge in data traffic, service providers have made substantial investments to construct high-speed optical networks. Service providers have focused their initial efforts on deploying fiber optic cable and optical networking equipment in the core, or backbone, portion of their networks. This spending has resulted in a substantial build-up of bandwidth capacity in the core of their networks. However, the traditional copper-wire based infrastructure in the access portion of the network is unable to keep pace with the increased bandwidth capacity at the core of the public network. This mismatch between bandwidth at the core of service providers' networks and the access portion of their networks has created a transmission bottleneck that significantly limits the ability of businesses to deploy new data-intensive applications and services.

     To alleviate this bottleneck, service providers are now seeking to extend the benefits of high-bandwidth optical technology to the access portion of their networks, which involves significant challenges. Service providers need to address the demands of a large number of end users that require high-speed access capabilities, rapid installation, low prices and the ability to upgrade their bandwidth and services quickly and in the increments they need. These demands require an access solution that has the flexibility to enable rapid and dynamic bandwidth provisioning to meet actual demand. Furthermore, many end users are located within multi-tenant unit buildings, with each building possessing different types of wiring to deliver bandwidth to tenants. Service providers therefore require access solutions that are interoperable with copper-based, coaxial cable-based and fiber-based access infrastructures, such as DSL and Ethernet, and that do not require the costly installation of new wiring to accommodate bandwidth upgrades.

  LIMITATIONS OF TRADITIONAL ACCESS TECHNOLOGIES

     Service providers recognize that fiber optic cable provides the greatest bandwidth capacity per dollar. Fiber is preferable to copper not only because of its superior bandwidth capacity, but also for its abilities to scale to meet future demand and transmit voice and data over longer distances. These significant advantages of fiber, coupled with the need to remove the bandwidth bottleneck at the access portion of the public network, are expected to lead to substantial expenditures for optical access networking equipment. According to RHK, carrier capital spending on access networks will grow from $10 billion in 1999 to $18 billion in 2001, a compound annual growth rate of 34%.

     Despite fiber's substantial benefits, service providers have been unable to cost-effectively deploy it in the access portion of the network on a broad scale. Service providers have, to a limited extent, extended fiber in the access portion of the network through the use of transmission equipment utilizing high-cost optical terminals based on standards such as synchronous optical network, or SONET, and synchronous digital hierarchy, or SDH. However, these approaches have proven to be unfeasible, primarily due to their substantial expense. A typical fiber extension using these traditional technologies involves the following challenges for service providers:

      --   fiber strands must be connected to multiple end points;

      --   build out can consume substantial amounts of time;

      --   build out must correctly anticipate demand;

      --   long lead times require upgrades ahead of actual customer contracts;
           and

      -- substantial up-front capital expenditures are required for each direct fiber connection.

[The artwork below contains a picture of a traditional fiber network utilizing SONET with active electronics. A ring represents the metro and core voice and data portions of the public network. A rectangle represents each of the SONETs. The diagram contains pictures of fiber optic cables connecting the metro and core voice and data portions of the public network to buildings that have either a SONET or an integrated access device. The diagram also contains pictures of copper wires connecting the metro and core voice and data portions of the public network to buildings without an integrated access device.]

The following diagram illustrates a typical fiber extension using traditional technologies:

                                 [SONET GRAPH]

     The high costs associated with traditional means of extending fiber to end users have driven service providers to explore various other access technologies, such as T-1 and E-1 lines, DSL and cable modems, to meet the demand for bandwidth in the access portion of the public network. However, because these technologies do not utilize fiber optic cable, they do not provide sufficient bandwidth to meet anticipated demand or scale to provide access for multiple end users. In addition, service providers employing these technologies are unable to leverage their substantial fiber optic infrastructure.

  NEEDS OF SERVICE PROVIDERS

     Service providers are seeking to alleviate the access bottleneck by leveraging their existing base of fiber to provide high bandwidth services to end users. In order to remove the access bottleneck in a cost-effective manner, service providers are demanding a solution with the following key attributes:

     Reduced Capital Expenditure and Increased Returns on Investment. One of the most expensive aspects of the build out of the public network has been the installation of fiber optic cable. Service providers' substantial investments in fiber optic cable provide the initial infrastructure needed to extend fiber economically to end users. In November 2000, Vertical Systems Group, an industry research firm, estimated that approximately 76% of all medium and large businesses in the United States are located within one mile of existing fiber. However, we believe that less than 5% of these businesses are currently connected to existing fiber. This existing fiber represents a strategic asset that service providers can leverage through limited additional capital expenditures to generate returns on their investments.

     Cost-Effective Scalability. Service providers must be able to rapidly extend fiber to end users to satisfy customer demand for bandwidth. Given the churn and variability of demand among end users, service providers also must be able to scale their networks, install equipment and provision services quickly as end users request additional network capacity.

     Flexible Service Offerings. Service providers must be able to offer end users variable levels of bandwidth. Unlike transport services in the core and metro portions of the network, access services require a wide range of transmission speeds to match the spectrum of end user needs. In addition, service providers require an access solution that can rapidly and incrementally increase or decrease the amount of bandwidth made available to end users based on actual demand, not technological limitations.

     Interoperability with Existing Infrastructure. To preserve the value of existing investments by service providers and end users, any new access equipment must interoperate with existing business voice and data systems, as well as the service provider's wide-area network infrastructure.

     Comprehensive Network Planning and Management Systems. Network access solutions require integrated software applications with comprehensive network planning and management capabilities. Service providers require integrated planning software that enables them to analyze predicted traffic demand, node build out and available equipment options to match network expansion at the access level with increases in actual demand. Furthermore, service providers need a comprehensive network management system that can provide a single point for provisioning, reporting, testing and monitoring all network elements in the access portion of their networks, while interoperating with existing operations support systems.

     Service providers are searching for comprehensive solutions that address the bandwidth bottleneck at the access portion of the public network. The substantial base of existing fiber represents a strategic asset for service providers that remains largely untapped as an access solution, primarily due to the high costs and long deployment times required to extend fiber to end users. Furthermore, next generation access solutions must be able to handle the variation and churn in bandwidth demand that characterize the access portion of the public network. Service providers are therefore looking for an access solution that will provide the flexibility and incremental scalability necessary to address this market opportunity cost-effectively.

THE QUANTUM BRIDGE SOLUTION

     Our optical access networking solutions enable service providers to economically provide their customers with high-bandwidth services capable of rapidly transporting voice, data and video traffic. Our comprehensive optical access networking solutions are based on PON technologies, which eliminate the use of costly active optical components in the transmission of voice and data across fiber optic cable in the access portion of the public network. Our solutions allow service providers to leverage their existing fiber optic infrastructure to connect end users of various sizes to their networks via direct optical connections. By allowing service providers to build out the access portion of their networks rapidly and cost-effectively, our optical access networking solutions can help them to achieve rapid and substantial returns on investment.

[The artwork depicts a fiber network using fiber extensions with passive components. A ring represents the metro and core voice and data portions of the public network. The diagram depicts our products connecting the buildings to the metro and core networks. The words "QB5000," "QB3000" and "QB100" are located in the pictures of our products. The phrase "in development" is located underneath our QB3000 product.]

                     QUANTUM BRIDGE OPTICAL ACCESS NETWORK

                            [FIBER EXTENSIONS GRAPH]

     Our solutions provide our customers and their end users with the following key benefits:

     Leverages Investments in Existing Fiber to Create New Revenue Opportunities. Our solutions allow service providers to leverage their existing fiber assets to provide direct optical access services and other service opportunities to end users through the addition of inexpensive fiber couplers and incremental fiber extensions. By enabling service providers to offer a wide range of new value-added services, our PON-based access solutions can significantly increase the revenue generated by each fiber strand and accelerate a service provider's return on investment. In addition, by allowing service providers to leverage their existing fiber facilities while eliminating costly active optical components, our optical access networking solutions enable service providers to economically extend their fiber networks.

     Ability to Scale Fiber Networks Opportunistically. Our use of passive optical components and our fiber architecture enable service providers to quickly extend fiber as they sign up customers, substantially reducing the need for expensive capacity upgrades in advance of customer orders. Our solutions also enable service providers to rapidly increase the number of passive optical networking extensions within their networks and are designed to allow a service provider to support hundreds of end users from a single optical access switch. Our solutions permit in-service upgrades, including a variety of higher speed wide-area network interfaces, larger switching fabrics and more end users, without having to change any existing fiber or components. To further increase available bandwidth, our solutions are designed to scale to support additional wavelengths, which provides service providers with greater flexibility in delivering dedicated wavelengths to their customers.

     Cost-Effective, Flexible Provisioning. Our proprietary technology permits individual wavelengths to be "sliced" or shared among multiple end users to expand the capacity and number of end users that can be served over a given wavelength and increase fiber utilization. This enables service providers deploying our solutions to offer end users the precise increments of initial or additional bandwidth they need. In addition, our flexible architecture enables software-based provisioning so that service providers can respond rapidly to end user requests to increase or decrease bandwidth to accommodate fluctuations in bandwidth consumption. Our software-based provisioning significantly reduces service providers' costs because it eliminates the need for labor-intensive manual upgrades.

     Interoperability with Existing Infrastructure. The interoperability of our solutions with existing networking equipment enables service providers to offer the bandwidth and scalability of direct optical access connections for voice and data services between the end user's premises and the optical networking equipment in the core and metro portions of the public network. Since our solutions are compatible with other networking technologies, such as T-1 and Ethernet, end users do not need to replace the copper wiring within their own buildings in order to benefit from our fiber-based access solutions.

     Comprehensive and Simplified Network Planning and Management
Capabilities. Our solutions offer integrated access and control over multiple pieces of equipment deployed throughout the entire access portion of the public network, significantly simplifying administration, provisioning and monitoring of service. In addition, our solutions include network planning and design tools that help service providers plan network build outs, enabling them to more accurately and efficiently match expansion of the access portion of their networks to actual end user demand.

     Efficient Bundling of Voice, Data and Video Services. Our solutions support multiple transmission protocols, including Internet protocol, asynchronous transfer mode, or ATM, and time division multiplexing, or TDM. Our solutions provide the foundation for a full range of broadband services, including high-speed Internet access, local-area interconnection and voice-over-Internet protocol, as well as legacy services. The ability of our solutions to operate across the major protocols underlying voice, video and data services enables service providers to offer bundled services to end users without deploying separate equipment to support each service, thereby reducing service providers' capital expenditures.

STRATEGY

     Our objective is to be the leading provider of optical access networking solutions. We are seeking to achieve this goal by executing the following strategies:

     Extend Technology Leadership. We intend to extend our leadership in optical access networking technology. We have achieved significant technological milestones to date, such as the development of a technology that enables individual wavelengths to be shared and thereby expands the number of end users that can be served over a given wavelength. We intend to continue to innovate in the areas of optics and opto-electronics, software and application-specific integrated circuit, or ASIC, functionality as part of our product family. We believe that these areas are critical to delivering superior performance, reducing cost and risk, providing richer feature content and permitting rapid deployment and response to new and changing customer needs. We will also continue to take leadership roles in industry standard-setting bodies, including Full Service Access Network, the International Telecommunication Union and the Internet Engineering Task Force.

     Broaden Product Offerings. We are developing future products based on our proprietary hardware and software technologies to support new markets and customers, as well as network topologies with different-sized switches, customer premises terminals, physical packaging and service interfaces. We are partnering with other leading telecommunications equipment vendors to integrate hardware and software in order to provide additional functionality to our products. Our goal is to offer service providers a migration path to the dynamic provisioning of wavelength services, allowing them to provide more bandwidth, on demand, at a lower overall cost to their business and residential end users.

     Collaborate with Service Providers to Enable New Service Offerings. We are expanding our professional services staff in order to help our customers identify, create and deploy new high-speed data services. Our professional services team provides assistance in areas such as network planning, design and implementation and fiber utilization to create underlying infrastructure and accelerate the introduction of new services. By helping our customers to create and deploy new services, we enable them to generate additional revenue opportunities.

     Target Facilities-Based Service Providers. We intend to expand our penetration among service providers demanding additional capacity as well as those seeking the means to deliver new services. We have initially focused on a select group of service providers that are early adopters of new technologies and can rapidly deploy our solutions to leverage their existing fiber assets. In addition to our announced customers, we are currently participating in customer trials in various stages of completion with other early adopters. We intend to expand our sales focus to include other service providers, both domestic and international, with fiber optic networks.

     Utilize Multi-Channel Distribution. We currently sell our optical access networking solutions through our direct sales force. In the future, we plan to continue to use our direct sales force as our main domestic sales channel, while seeking to leverage our initial customer base to encourage additional service providers to adopt our solutions. In addition, we intend to expand our sales through alliances with distributors, systems integrators and value-added resellers. We plan to extend our business into global markets, including Europe and Asia, by developing solutions with international packaging that complies with international carrier class standards, employing our domestic direct sales model abroad and utilizing indirect sales channels.

PRODUCTS AND TECHNOLOGY

     We draw from core competencies in optics and opto-electronics, high speed design, systems and software to create optical access networking solutions. These solutions enable service providers to economically provide their customers with high-bandwidth services capable of rapidly transporting voice, data and video traffic.

  PRODUCT ARCHITECTURE

     Our products incorporate the following features:

     Passive Optical Networking and Other Optical Innovations. Our products use PON technology. This technology significantly reduces the cost of deploying fiber-based infrastructure by eliminating the need for costly active optical components requiring power, maintenance and upgrades in the outside plant. Our innovations in optical technology, such as burst mode reception and low-cost wavelength division multiplexing, reduce the costs of optical networking in the access portion of the public network. In addition, our optical and opto-electronic component integration and packaging reduces service provider costs while improving the performance of optical access systems.

     Dynamic Wavelength Slicing. Our innovative Dynamic Wavelength Slicing protocol, which we refer to as DWS, allows individual wavelengths to be "sliced" or shared to expand the number of end users that can be served over a given wavelength. This allows service providers to utilize fiber resources more efficiently by allocating the requested amount of bandwidth within a given wavelength to each end user. DWS supports ATM, TDM and Internet protocol.

     Flexible Bandwidth Delivery. Our products are designed to deliver flexible, high-bandwidth services that can be scaled to meet the bandwidth needs of each end user. The amount of bandwidth available to an end user can be adjusted with software commands from the centralized optical access switch to facilitate rapid provisioning of services.

     Wide-Area Network Interconnectivity. Our products are designed to provide standard wide-area network interfaces and to operate with various wide-area networking equipment. Our products interface with SONET/SDH and operate with ATM, TDM, Internet protocol and the public switch telephone network to support various types of voice, data and video services.

     Service-Enabling Network Management. Our network management software supports the network planning, design and management of the optical access portion of the public network, including our products and the products of our alliance partners. The framework supported by our network management products enables service providers to create, deploy and manage a wide variety of high-value wholesale and retail service offerings over the optical access portion of the public network. Our comprehensive network management software consists of integrated planning, management and bandwidth and service provisioning tools. This software includes bandwidth management algorithms that allow quick and efficient provisioning of wavelength and fractional wavelength services, as well as wavelength restoration and routing algorithms that permit rapid restoration of services in case of network congestion or failure.

     Multi-Service Delivery. Our products permit multiple services, including voice, data and video, to be aggregated between the end user's premises and the public network. These services can be transported in TDM, ATM or Internet protocol formats to deliver the desired services to the end user.

     High-Speed Design. Our products utilize mixed analog and digital programmable ASIC technology that provides time-to-market advantages and allows us to respond quickly to customer requests for additional features. Our products have a high-speed backplane designed to be suitable for small form factor, dense, high performance systems. In addition, our products are designed to be electromagnetic compatible and electromagnetic interference compliant for deployment in carrier class as well as end user environments.

OPTICAL ACCESS NETWORKING PRODUCTS

     The following table briefly describes our current and planned products:

------------------------------------------------------------------------------------------------
        PRODUCT                APPLICATION         SERVICE INTERFACES            STATUS
------------------------------------------------------------------------------------------------
 QB5000 Optical          Optical access and      PON                     Commercially available
  Access Switch          multi- service delivery ----------------------- -----------------------
                         product with integrated Gigabit Ethernet        In development
                         management software     ----------------------- -----------------------
                                                 100 megabit Ethernet    In development
                                                 ----------------------- -----------------------
                                                 OC-12 ATM               Commercially available
                                                 ----------------------- -----------------------
                                                 OC-3 ATM                In beta testing
                                                 ----------------------- -----------------------
                                                 OC-3 SONET TDM          In beta testing
------------------------------------------------------------------------------------------------
 QB100 Intelligent       PON services terminal   10/100 Ethernet         Commercially available
  Optical Terminal       with integrated         ----------------------- -----------------------
                         management software     T1                      Commercially available
                                                 ----------------------- -----------------------
                                                 E1                      In development
------------------------------------------------------------------------------------------------
 QB3000 Optical          Remote optical access   PON                     In development
  Access Switch          and multi-service       ----------------------- -----------------------
                         delivery product with   Gigabit Ethernet        In development
                         integrated management   ----------------------- -----------------------
                         software designed for   100 megabit Ethernet    In development
                         use in large,           ----------------------- -----------------------
                         multi-tenant units      OC-3 ATM                In development
                                                 ----------------------- -----------------------
                                                 OC-12 ATM               In development
                                                 ----------------------- -----------------------
                                                 OC-3 SONET TDM          In development
                                                 ----------------------- -----------------------
                                                 T1                      In development
------------------------------------------------------------------------------------------------
 QBVision                Network management      Provides end-to-end     In beta testing
                         software system         management of optical
                                                 access networks
------------------------------------------------------------------------------------------------

  PROFESSIONAL SERVICES

     We believe that high-quality professional services and technical support are critical factors in a service provider's decision to purchase optical access networking solutions. Our QBCare professional services are designed to help service providers succeed in deploying their optical access networks and delivering services to end users. We assist our customers in the planning, design, engineering, implementation, operation and optimization of complex, end-to-end network access solutions based on our optical access networking products. Our professional services include:

      --   network design services;

      --   engineering planning and implementation services;

      --   fiber utilization services;

      --   installation services;

      --   full life-cycle project management and operational services;

      --   network audit services;

      --   on-site resident engineers;

      --   education regarding optical access solutions; and

      --   network support services.

CUSTOMERS

     Our target customer base consists of new and established local voice, data and video service providers as well as long-distance providers, Internet service providers, cable providers and local telephone service providers. Our two initial customers are Comcast and Advanced TelCom Group. Comcast has purchased our products to leverage its fiber assets to offer voice and data services to end users. Advanced TelCom Group has purchased our products to provide high-speed Internet access and voice services to end users.

     Our contracts with Comcast and Advanced TelCom Group specify the terms and conditions of any purchases they make from us, but do not require either customer to purchase any minimum amount of products.

SALES AND MARKETING

     We sell our solutions primarily through a direct sales force. We believe that a direct sales force is critical for addressing our largest existing and potential customers, helping to create demand in the marketplace for our solutions and enabling us to address customer needs in our product development efforts. We plan to use indirect sales channels, including distributors, systems integrators and value-added resellers, to address specific markets, accounts with which our resellers have strategic relationships, smaller accounts and geographic areas that are more efficiently addressed indirectly than directly.

     In North America, our direct sales teams are located in various regional offices that cover specific geographic regions. In addition, one regional vice president supports the eastern region sales teams and one supports the western region sales teams. We have two sales teams assigned to specific major accounts in North America. Each sales team typically consists of an account manager and a sales engineer.

     We are in the process of staffing our international direct sales force in Europe and Asia. We intend to staff our international direct sales teams with country managers, sales directors and systems engineers consistent with anticipated customer demand in each region. We expect that indirect sales channels will be increasingly important in selected foreign markets.

     Our marketing and corporate communications programs are designed to build brand awareness, convey our value proposition and technology leadership position and create demand for our solutions. Our marketing efforts include:

      --   press and analyst relations;

      --   industry trade shows and forums;

      --   direct mail and advertising;

      --   brochures, data sheets and white papers; and

      --   contributed articles to various industry and business publications.

ALLIANCE PARTNERS

     Our Quantum Bridge Access Alliance program is designed to accelerate our sales and marketing efforts by integrating our solutions with other types of communications equipment that are prevalent in the access portion of the public network. To date, we have focused this program on selected communications equipment vendors that offer integrated access devices or multi-tenant unit access devices. These devices aggregate a building's voice, data and video information streams for transmission over a single, high-capacity circuit. By leveraging these relationships, we seek to facilitate customer acceptance of our products and broaden our solutions without incurring significant research and development expenditures. The Quantum Bridge Access Alliance consists of technology interoperability testing, network management integration and co-marketing efforts.

     The following companies participate in the Quantum Bridge Access Alliance:

      -- Integrated access device companies: Accelerated Networks, Carrier Access Corp., Mariner Networks, Mariposa Technology (recently acquired by Marconi), Sonoma Systems (recently acquired by Nortel) and Vina Technologies.

      -- Multi-tenant unit access device companies: Accelerated Networks, AccessLan Communications, Copper Mountain and Tut Systems.

RESEARCH AND DEVELOPMENT

     We have assembled a team of highly skilled and experienced engineers with significant telecommunications, data communications and cable television industry experience. The team has expertise in optics, opto-electronics, high speed design, systems and embedded and application-level software. As of September 30, 2000, our research and development team consisted of 141 engineers responsible for product development, quality assurance, documentation and product realization. Our engineering team is focused on adding new customer-requested features to our current products and developing new products to expand applications, customers and entry into new market segments in optical access networking. We have made, and will continue to make, substantial investments in research and development. Research and development expenses were $16.6 million for the nine months ended September 30, 2000 and $3.4 million for the nine months ended September 30, 1999.

MANUFACTURING

     We outsource the manufacturing and assembly of our products to optical sub-assemblers to reduce our costs and maintain our focus on product development. We use Solectron and SMTC to provide us with assembly, test and control and materials procurement services. We believe that by outsourcing our manufacturing we are able to conserve the financial resources that would otherwise be required to purchase capital equipment, rapidly adjust manufacturing volumes to meet changes in demand, take advantage of volume purchasing discounts and deliver products to our customers more quickly.

COMPETITION

     The market for optical access networking solutions is rapidly evolving and highly competitive. We expect competition to increase over time. We believe that we compete successfully by providing solutions that cost-effectively provide the following:

      --   highly reliable network architecture with carrier class performance;

      -- flexible, scalable network deployment and growth with minimal disruption;

      -- interoperability and compatibility with existing network access standards, technologies and designs;

      --   intelligent network management; and

      --   comprehensive technical customer support and professional services.

     We compete with a subsidiary of NEC called eLUMINANT, a subsidiary of Mitsubishi Electric Company called Paceon, Terawave and CS Communication & Systemes. Each of these companies has announced or we believe will announce products that address many of the same network access problems that our solutions are designed to address.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. We have been granted one patent in the United States. In addition, we have eight patent applications pending in the United States and two other patent applications pending in foreign jurisdictions, although we cannot assure that additional patents will be granted or that our current or future patents will provide meaningful protection.

     We license our software pursuant to signed or shrink-wrap license agreements, which impose certain restrictions on the licensee's ability to utilize the software. We also seek to limit disclosure of our intellectual property by requiring employees, consultants and third parties with access to our proprietary information to execute confidentiality agreements and by restricting access to our source code. Due to rapid technological change, we believe that the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than legal protections in establishing and maintaining a technology leadership position.

EMPLOYEES

     As of September 30, 2000, we had a total of 239 employees. Our employees are not represented by any labor union. We believe our relations with our employees are good.

FACILITIES

     Our headquarters are located in a leased facility in Andover, Massachusetts consisting of approximately 106,000 square feet under a lease that expires May 31, 2007. We also lease another facility in North Andover, Massachusetts consisting of approximately 33,000 square feet under a lease that expires December 31, 2003. We believe that our existing facilities are adequate to meet our current needs and that suitable additional space will be available on acceptable terms when needed.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages and positions as of September 30, 2000 are as follows:

                NAME                   AGE                           POSITION
-------------------------------------  ---                           --------
Anthony A. Zona(1)...................  40     President, Chief Executive Officer and Director
John P. Delea........................  39     Senior Vice President, Chief Financial Officer and
                                              Treasurer
Jeffrey W. Gwynne....................  40     Senior Vice President, Marketing
Jeffrey A. Masucci...................  36     Senior Vice President, Engineering, Chief Technology
                                              Officer and Director
Charles C. Snell.....................  51     Vice President, Manufacturing and Operations
Randall B. Uram......................  40     Senior Vice President, Worldwide Sales and Service
Gary Bowen(2)........................  53     Chairman of the Board
James Cullen(3)(4)...................  58     Director
Michael Feinstein(3).................  39     Director
Suzanne Hooper King(3)...............  36     Director
Russell E. Planitzer(2)..............  56     Director
Jeffrey A. Shaw(4)...................  36     Director

------------
(1) Member of the option committee of the board of directors

(2) Member of the compensation committee of the board of directors

(3) Member of the audit committee of the board of directors

(4) Member of the nominating committee of the board of directors

     Anthony A. Zona, one of our founders, has served as our president, chief executive officer and director since our inception in October 1998. From 1985 to October 1998, Mr. Zona served in a number of research and development and management positions at Bell Laboratories and Lucent Technologies. From 1983 to 1985, Mr. Zona served as a systems engineer at Raytheon. Mr. Zona received a BSEE from the University of Rhode Island, an MS in applied mathematics from the University of Lowell and an MBA from Boston University.

     John P. Delea has served as our chief financial officer and senior vice president since September 2000. From December 1996 to August 2000, Mr. Delea served as chief financial officer and vice president, finance and administration, for NetGenesis Corp., an Internet infrastructure software and services company. From 1994 to 1996, Mr. Delea served as business unit controller at Bay Networks. Mr. Delea received a BA in economics and accounting from College of the Holy Cross and an MBA in finance from the University of Chicago Graduate School of Business.

     Jeffrey W. Gwynne, one of our founders, has served as our senior vice president of marketing since our inception in October 1998. From 1996 to October 1998, Mr. Gwynne was a consultant in the telecommunications industry, co-founding Stout Technologies, a provider of outsourced engineering services to the telecommunications industry, in 1996 and IPA Technologies, a provider of outsourced engineering services to the telecommunications industry, in 1998 where he served as vice president of sales and marketing. From 1984 to 1996, Mr. Gwynne was a member of technical staff at AT&T Bell Laboratories, where he held various roles in systems engineering, and technical and product marketing. Mr. Gwynne received a BA in physics from Bowdoin College and an MSEE from Worcester Polytechnic Institute.

     Jeffrey A. Masucci, one of our founders, has served as our senior vice president of engineering, chief technology officer and director since our inception in October 1998. From 1996 to October 1998, Mr. Masucci was a consultant in the telecommunications industry, co-founding Stout Technologies in 1996 and IPA

Technologies in 1998 where he served as President. From 1986 to 1996, Mr. Masucci was a member of technical staff at AT&T Bell Laboratories, where he held various roles in development, systems engineering and product management. Mr. Masucci received a BS degree in physics and an MSEE from Rensselaer Polytechnic Institute and an MBA from Boston University.

     Charles C. Snell has served as our vice president of manufacturing and operations since June 1999. From 1993 to June 1999, Mr. Snell served as vice president of operations for Netaccess, a division of Brooktrout Technology, a communications technology company. Mr. Snell received a BSME and MSME degrees from the Massachusetts Institute of Technology and an MBA from Boston University.

     Randall B. Uram has served as our senior vice president of worldwide sales and service since December 1998. From 1997 to December 1998, Mr. Uram served as vice president of North American sales for New Oak Communications, a manufacturer of access switches that was acquired by Bay Networks. From 1991 to 1997, Mr. Uram held regional director and area manager positions at Wellfleet Communications/Bay Networks. From 1981 to 1991, Mr. Uram held various technical and sales roles at Massachusetts Computer Corp., a designer and manufacturer of high-performance workstations, and Bell Laboratories. Mr. Uram received a BS in computer science and chemistry from the University of Pittsburgh and an MS in computer science from Purdue University.

     Gary Bowen has served as our director since November 1998 and as our chairman of the board since April 2000. From January 1990 to October 1996, Mr. Bowen served as executive vice president of marketing, sales and customer support for Wellfleet Communications/Bay Networks. From October 1981 to December 1989, Mr. Bowen served as founder and vice president of marketing for Massachusetts Computer Corp. Prior to that, Mr. Bowen held various sales and marketing management positions at Hewlett-Packard.

     James Cullen has served as our director since June 2000. From August 1997 to June 2000, Mr. Cullen served as the president and chief operating officer of Bell Atlantic. From February 1995 to July 1997, Mr. Cullen served as the president and chief executive officer in the Telecom Group of Bell Atlantic. From February 1994 to February 1995, Mr. Cullen served as vice chairman of Bell Atlantic. From April 1989 to February 1993, Mr. Cullen served as president of New Jersey Bell.

     Michael Feinstein has served as our director since August 1999. Mr. Feinstein is a senior principal of Atlas Venture, a venture capital firm, which he joined in April 1999. From January 1998 to April 1999, Mr. Feinstein served as vice president of market development for Nortel Networks, a leading communications equipment supplier. From February 1997 to January 1998, Mr. Feinstein served as vice president of product marketing for New Oak Communications, a network equipment company. From October 1990 to January 1997, Mr. Feinstein served as vice president of product management and held various other positions for Shiva, a remote access equipment supplier.

     Suzanne Hooper King has served as our director since November 1998. Ms. King has been a partner with New Enterprise Associates, a venture capital firm, since July 1995. From October 1988 to June 1994, Ms. King served as controller of XcelleNet, Inc., a developer of system management software for remote access. From September 1986 to September 1988, Ms. King was a senior auditor for Arthur Andersen LLP.

     Russell E. Planitzer has served as our director since November 1998. Since October 1997, Mr. Planitzer has been managing principal of Lazard Technology Partners. From 1981 through 1993, Mr. Planitzer served as a general partner at J.H. Whitney & Co., a venture capital firm. From October 1993 to October 1996, Mr. Planitzer served as chief executive officer of Computervision.

     Jeffrey A. Shaw has served as our director since April 2000. Since 1993, Mr. Shaw has been a general partner at Texas Pacific Group, a principal investments company. From September 1990 to July 1993, Mr. Shaw was a principal at Acadia Partners/Oak Hill Partners, a venture capital firm. From September 1986 to June 1988, Mr. Shaw was an investment banker at Goldman, Sachs & Co. Mr. Shaw also serves as a director of America West Airlines, Convergent Communications, Del Monte Foods Corp. and Ryanair Holdings PLC.

     Each executive officer serves at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

ELECTION OF DIRECTORS

     The current members of our board of directors were elected by the holders of our common stock and preferred stock pursuant to a voting agreement, which will terminate upon the completion of this offering.

     Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Michael Feinstein, Suzanne Hooper King and Jeffrey A. Masucci will serve in the class whose term expires in 2002; James Cullen, Russell E. Planitzer and Jeffrey
A. Shaw will serve in the class of directors whose term expires in 2003; and Gary Bowen and Anthony A. Zona will serve in the class of directors whose term expires in 2004.

BOARD COMMITTEES

     Our board of directors has an audit committee, a compensation committee, an option committee and a nominating committee.

     Audit Committee. The audit committee reviews the professional services provided by our independent accountants, the independence of our accountants, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The audit committee currently consists of James Cullen, Michael Feinstein and Suzanne Hooper King.

     Compensation Committee. The compensation committee reviews executive salaries, administers bonuses, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our benefit plans and compensation policies and practices. The compensation committee currently consists of Gary Bowen and Russell E. Planitzer.

     Option Committee. The option committee grants options and other awards under the 2000 stock incentive plan to employees other than executive officers, subject to specified limitations imposed by the board of directors or the compensation committee. The sole member of the option committee is currently Anthony A. Zona.

     Nominating Committee. The nominating committee recommends the nominees for election to the board of directors at each annual meeting of stockholders. The nominating committee currently consists of James Cullen and Jeffrey A. Shaw.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, Messrs. Bowen, Planitzer and Zona were responsible for the function of a compensation committee. No interlocking relationships exists between any member of our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Directors are eligible to participate in our stock incentive plans. In connection with his election to the board of directors, we granted James Cullen an option to purchase 150,000 shares of common stock at an exercise price of $3.83 per share. Of these shares, 37,500 were vested on the date of grant and 112,500 vest over three years from the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned for 1999 by our chief executive officer and the three other executive officers whose total salary and bonus for 1999 exceeded $100,000. We collectively refer to these executives as the named executive officers.

     In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns. Amounts shown in the restricted stock award column represent the value of the restricted stock award, based on the midpoint of the estimated public offering price range less the purchase price paid.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                             ANNUAL           ----------------
                                                          COMPENSATION             AWARDS
                                                       -------------------    ----------------
                                                        SALARY      BONUS     RESTRICTED STOCK
             NAME AND PRINCIPAL POSITION                 ($)         ($)         AWARDS($)
-----------------------------------------------------  --------    -------    ----------------
Anthony A. Zona
  President and Chief Executive Officer..............  $131,674         --            --
Jeffrey W. Gwynne
  Senior Vice President, Marketing...................  $131,674         --            --
Jeffrey A. Masucci
  Senior Vice President, Engineering and Chief
     Technology Officer..............................  $132,700         --            --
Randall B. Uram
  Senior Vice President, Worldwide Sales and
     Service.........................................  $120,000    $30,000     $     (1)

------------
(1) Twenty-five percent of the shares subject to this restricted stock award vest nine months from the date of grant, and the remaining shares vest over the following three years in equal monthly installments. Following an acquisition of us, 25% of the then-unvested shares will become exercisable and, if the acquiring entity does not make Mr. Uram a qualified offer of employment, 100% of the then-unvested shares will become exercisable.

STOCK OPTIONS

     We did not grant any stock options to any of the named executive officers during 1999, and none of the named executive officers exercised any stock options during 1999 or held any unexercised stock options as of December 31, 1999.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We have employment agreements with Messrs. Zona, Gwynne and Masucci. The term of each employment agreement is three years, expiring October 23, 2001. If we terminate the employment of one of these executives before October 23, 2001 for any reason other than cause, or if one of these executives terminates his employment for good reason, the terminated executive will be entitled to receive his then current compensation and benefits for 12 months from the date of termination. If the terminated executive is employed by another company six months after termination of his employment, we will be permitted to reduce such terminated executive's cash compensation to the extent he actually receives cash compensation from his new employer. If the employment of one of these executives is terminated for death or disability, the terminated executive will be entitled to receive his then current compensation for 12 months from the date of termination. The employment agreements prohibit the executives from working for any other company that competes directly or indirectly with us for a period of one year from termination of employment with us.

STOCK AND BENEFIT PLANS

  1998 STOCK INCENTIVE PLAN

     Our 1998 stock incentive plan was originally adopted by our board of directors and approved by our stockholders in November 1998. The 1998 plan provides for the grant of incentive stock options to our employees and nonstatutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors.

     We currently have 9,690,578 shares of our common stock reserved for issuance under the 1998 plan. As of September 30, 2000, we had outstanding options to purchase 8,032,325 shares of our common stock at a weighted average exercise price of $2.26 per share. In addition, 3,959,422 shares of common stock have been issued under the 1998 plan either through the issuance of shares of restricted stock or through the exercise of stock options.

     Options and restricted stock awards generally vest as to 25% of the shares on the first anniversary of the grant date and, thereafter, pro-rata on a monthly basis over the next 36 months.

     The 1998 plan will terminate upon the closing of this offering although outstanding stock options will continue in accordance with their terms.

  2000 STOCK INCENTIVE PLAN

     Our 2000 stock incentive plan was adopted by our board of directors in
December 2000 and approved by our stockholders in                2001. Up to
10,000,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, are reserved for issuance under the 2000 plan. In addition, shares under our 1998 plan not issued or subject to outstanding grants upon the closing of this offering and any shares issued under the 1998 plan that are forfeited or repurchased by us or that are issuable upon exercise of options that become unexercisable for any reason without having been exercised in full will be available for grant and issuance under our 2000 plan. On January 1 of each year, commencing with January 1, 2002, the number of shares available for issuance under the 2000 plan will be increased automatically by 5% of the outstanding shares on such date or a lesser amount determined by our board of directors. To date, we have not granted any options under the 2000 plan.

     The 2000 plan provides for the grant of incentive stock options to our employees and nonstatutory stock options, restricted stock awards and other stock-based awards to our employees, officers, directors, consultants and advisors.

     Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock to us, or by any combination of the permitted forms of payment.

     Our board of directors administers the 2000 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more committees of the board of directors. Our board of directors has authorized the compensation committee to administer the 2000 plan, including the granting of options to our executive officers. Our board of directors has authorized the option committee to grant options and other awards under the 2000 plan to employees other than executive officers. Subject to any applicable limitations contained in the 2000 plan, our board of directors, our compensation committee or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

      -- the number of shares of common stock covered by options and the date upon which such options become exercisable;

      --   the exercise price of options;

      --   the duration of options; and

      -- the number of shares of common stock subject to any restricted or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, consolidation or other acquisition event in which the acquiring company does not assume or substitute for all outstanding options and awards, the vesting of these options and awards will accelerate in full.

     No award may be granted under the 2000 plan after December 1, 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2000 plan.

  2000 EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 employee stock purchase plan was adopted by our board of directors
in December 2000 and approved by our stockholders in                2001. The
purchase plan authorizes the issuance of up to a total of 2,000,000 shares of our common stock to participating employees. On January 1 of each year, commencing with January 1, 2002, the number of shares available for issuance under the purchase plan will be increased automatically by 2% of the outstanding shares on such date or a lesser amount determined by our board of directors.

     All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate.

     Our purchase plan will be implemented by consecutive, overlapping 24-month offering periods with a new offering period commencing on the first trading day on or after February 15 and August 15 of each year and terminating on the last trading day in the respective period ending 24 months later. However, the first offering period will commence with our initial public offering pursuant to this prospectus. Each 24-month offering period consists of four purchase periods of approximately six months duration.

     Employees who participate in the purchase plan purchase common stock through payroll deductions of up to 20% of their salary. Participating employees receive an option to purchase by payment from existing funds in their payroll deduction account up to a maximum number of shares per offering period determined by dividing $50,000 by the fair market value of a share of common stock on the first day of the offering period. The option becomes exercisable for 25% of the shares purchased at the end of each six-month purchase period within the offering period. The price of common stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock on the first day of each 24-month offering period (which will be the initial public offering price for the first offering period under the purchase plan) and the last day of the applicable six-month purchase period. To the extent the fair market value of the common stock on the first day of the subsequent offering period is lower than the fair market value of the common stock on the first day of the current offering period, then all participants in such current offering period will be automatically withdrawn from such offering period immediately after the exercise of their options on the exercise date and automatically re-enrolled in the subsequent offering periods as of the first day thereof.

     An employee who is not a participant on the last day of the purchase period is not entitled to exercise any option, and that employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

  401(k) PLAN

     In January 1999 we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of this reduction contributed to the 401(k) plan. We may elect to make discretionary contributions to the 401(k) plan. To date, we have made no discretionary contributions to the 401(k) plan.

PREFERRED STOCK ISSUANCES

     Sales of Preferred Stock. Upon the closing of this offering, all outstanding shares of series A convertible preferred stock and series B convertible preferred stock will automatically convert into shares of common stock on a 3-for-1 basis. Upon the closing of this offering, all outstanding shares of series C convertible preferred stock will automatically convert into shares of common stock on a 3-for-2 basis. We sold preferred stock in the following transactions:

      -- Between November 1998 and March 1999, we sold 6,250,000 shares of series A convertible preferred stock at a price of $1.00 per share for a common stock-equivalent purchase price of $.333 per share.

      -- In August 1999, we sold 3,056,000 shares of series B convertible preferred stock at a price of $5.2356 per share for a common stock-equivalent purchase price of $1.75 per share.

      -- In April 2000, we sold 7,579,449 shares of series C convertible preferred stock at a price of $13.53 per share for a common stock-equivalent purchase price of $9.02 per share.

     The following directors, executive officers and holders of more than 5% of our common stock participated in these transactions:

                                              SHARES OF          SHARES OF          SHARES OF
                                              SERIES A           SERIES B           SERIES C
                                             CONVERTIBLE        CONVERTIBLE        CONVERTIBLE
                INVESTOR                   PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK
-----------------------------------------  ---------------    ---------------    ---------------
Gary J. Bowen............................       250,000             52,047             37,285
Funds affiliated with Atlas Venture......            --          1,806,860            223,043
Funds affiliated with Lazard Freres & Co.
  LLC....................................     1,970,000            381,465            288,669
Funds affiliated with New Enterprise
  Associates.............................     3,740,000            780,713            465,661
TPG-QB, LLC..............................            --                 --          2,956,393

     For more detail on the shares held by these investors, see "Principal and Selling Stockholders."

     Investor Rights Agreement. In connection with our sales of preferred stock we entered into an investor rights agreement pursuant to which some holders of our common stock granted the preferred stock investors rights of first refusal and co-sale. The investor rights agreement terminates upon the completion of this offering. None of the rights granted pursuant to the investor rights agreement may be exercised in connection with this offering.

     Voting Agreement. In connection with our sales of preferred stock we entered into a voting agreement pursuant to which some holders of our common stock and holders of our preferred stock agreed to vote for the election of one director specified by each of Atlas Venture, New Enterprise Associates, Lazard Freres and Texas Pacific Group; two directors specified by certain holders of common stock; and two directors specified by certain holders of common stock and the holders of preferred stock. The voting agreement terminates upon the completion of this offering.

STOCK TRANSACTIONS INVOLVING EXECUTIVE OFFICERS

     At our inception, we issued 3,639,000 shares of common stock to each of Messrs. Zona, Gwynne and Masucci, our founders, at a purchase price of $.00033 per share. When issued, these shares were subject to forfeiture based on conditions relating to the continued employment of these executive officers. As of September 30, 2000, 1,971,124 of the shares held by each of Messrs. Zona, Gwynne and Masucci remained subject to repurchase by us. Our purchase rights will expire as to all shares held by Messrs. Zona, Gwynne and Masucci upon the closing of this offering.

     In May 2000, Messrs. Zona, Gwynne and Masucci each sold 554,324 shares of common stock to investors, including those set forth below at a purchase price of $9.02 per share:

                          INVESTOR                            NUMBER OF SHARES
                          --------                            ----------------
Gary Bowen..................................................       56,200
Funds affiliated with Atlas Venture.........................      336,194
Funds affiliated with Lazard Freres & Co. LLC...............      435,115
Funds affiliated with New Enterprise Associates.............      833,050

     The number of shares of restricted stock beneficially held by each of the named executive officers as of December 31, 1999 and their value as of December 31, 1999, based on the midpoint of the estimated public offering price range,
were as follows: Mr. Zona, 3,639,000 shares, valued at $          ; Mr. Masucci,
3,639,000 shares, valued at $          ; Mr. Gwynne, 3,639,000 shares, valued at
$          ; and Mr. Uram, 900,000 shares, valued at $          . The holders of
those shares of restricted stock will be entitled to receive any dividends that we pay on our common stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2000, assuming the conversion of all our outstanding preferred stock, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

      --   each person that owns beneficially more than 5% of our common stock;

      --   each of our directors;

      --   the named executive officers;

      --   all directors and executive officers as a group; and

      -- the stockholders who will sell shares of our common stock in this offering if the over-allotment option is exercised.

     Unless otherwise indicated, each person named in the table has sole voting investment power, or shares this power with his or her spouse, with respect to all shares of common stock listed as owned by such person. The address of each of our named executive officers and directors is c/o Quantum Bridge Communications, Inc., 2 Tech Drive, Andover, Massachusetts 01810.

     The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after September 30, 2000 through the exercise of any stock option or other right. The fact that we have included these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

                                                                            SHARES BENEFICIALLY
                                                                              OWNED AFTER THE
                                   SHARES BENEFICIALLY      NUMBER OF      OFFERING IF THE OVER-
                                    OWNED BEFORE THE      SHARES OFFERED    ALLOTMENT OPTION IS
                                        OFFERING             IN OVER-        EXERCISED IN FULL
                                  ---------------------     ALLOTMENT      ---------------------
    NAME OF BENEFICIAL OWNER        NUMBER      PERCENT       OPTION         NUMBER      PERCENT
--------------------------------  -----------   -------   --------------   -----------   -------
FIVE PERCENT STOCKHOLDERS:
New Enterprise Associates(1)....   15,093,680     27.0%           --        15,093,680        %
Lazard Freres & Co. LLC(2)......    7,922,513     14.2%           --         7,922,513        %
Atlas Venture(3)................    6,091,338     10.9%           --         6,091,338        %
TPG-QB, LLC(4)..................    4,434,589      7.9%           --         4,434,589        %
DIRECTORS AND EXECUTIVE OFFICERS:
Suzanne Hooper King(5)..........   15,123,680     27.1%           --        15,123,680        %
Russell Planitzer(2)............    7,922,513     14.2%           --         7,922,513        %
Michael Feinstein(3)............    6,091,338     10.9%           --         6,091,338        %
Jeffrey Shaw(4).................    4,434,589      7.9%           --         4,434,589        %
Anthony A. Zona(6)..............    3,084,676      5.5%      107,964         2,976,712        %
Jeffrey A. Masucci(7)...........    3,078,151      5.5%      153,908         2,924,243        %
Jeffrey W. Gwynne(8)............    3,048,676      5.5%      152,434         2,896,242        %
Gary Bowen......................    1,018,268      1.8%           --         1,018,268        %
Randall B. Uram(9)..............      897,000      1.6%       44,850           852,150        %
Charles C. Snell................      255,000        *            --           255,000       *
James Cullen(10)................       50,000        *            --            50,000       *
All directors and executive
  officers as a group (12
  persons)(11)..................   45,003,891     80.5%      459,156        44,544,735        %

                                                                            SHARES BENEFICIALLY
                                                                              OWNED AFTER THE
                                   SHARES BENEFICIALLY      NUMBER OF      OFFERING IF THE OVER-
                                    OWNED BEFORE THE      SHARES OFFERED    ALLOTMENT OPTION IS
                                        OFFERING             IN OVER-        EXERCISED IN FULL
                                  ---------------------     ALLOTMENT      ---------------------
    NAME OF BENEFICIAL OWNER        NUMBER      PERCENT       OPTION         NUMBER      PERCENT
--------------------------------  -----------   -------   --------------   -----------   -------
OTHER SELLING STOCKHOLDERS(12)
John F. Keisling................      600,000      1.0%       30,000           570,000       *
Timothy F. Steele(13)...........      600,000      1.0%       30,000           570,000       *
S. Martin Mastenbrook...........      241,500        *        12,075           229,425       *
Barry D. Colella................      241,500        *        12,075           229,425       *

------------
  *  Less than 1%

 (1) Consists of 14,057,269 shares held by New Enterprise Associates VIII, Limited Partnership, 698,491 shares held by New Enterprise Associates 9, Limited Partnership, 322,920 shares held by NEA President's Fund, L.P. and 15,000 shares held by NEA Ventures 1998, L.P. Ms. Hooper King is a limited partner of a general partner of New Enterprise Associates VIII, Limited Partnership and New Enterprise Associates 9, Limited Partnership and a limited partner of NEA Ventures 1998, L.P. Ms. Hooper King does not have voting or dispositive power with respect to the shares held by the NEA funds and disclaims beneficial ownership of these shares, except to the extent of her direct pecuniary interest therein. New Enterprise Associates' address is 1119 St. Paul St., Baltimore, MD 21202.

 (2) Russell E. Planitzer is a managing director of Lazard Freres & Co. LLC. Mr. Planitzer has voting and dispositive power with respect to the shares held by Lazard Freres & Co. LLC, but disclaims beneficial ownership of these shares, except to the extent of his direct pecuniary interest therein. Lazard Freres & Co. LLC's address is 30 Rockefeller Plaza, New York, NY 10022.

 (3) Consists of 4,662,495 shares held by Atlas Venture Fund IV, L.P., 676,807 shares held by Atlas Venture Parallel Fund IV-A, C.V., 676,807 shares held by Atlas Venture Parallel Fund IV-B, C.V. and 75,229 shares held by Atlas Venture Entrepreneurs' Fund IV, L.P. Atlas Venture Associates IV, L.P. is the general partner of each of these entities. Atlas Venture Associates IV, Inc. is the general partner of Atlas Venture Associates IV, L.P. Michael Feinstein is a limited partner of Atlas Venture Associates IV, L.P. and does not have voting or dispositive power with respect to the shares held by the Atlas Venture entities. Mr. Feinstein disclaims beneficial ownership of these shares, except to the extent of his direct pecuniary interest therein. Atlas Venture's address is 222 Berkeley Street, Boston, MA 02116.

 (4) TPG-QB, LLC's managing member is TPG Partners III LP whose sole general partner is TPG Genpar III LP. TPG Genpar III LP's sole general partner is TPG Advisors III, Inc. Jeffrey A. Shaw is a limited partner of TPG Genpar III LP and vice president of TPG Advisors III, Inc. Mr. Shaw disclaims beneficial ownership of all shares held by TPG-QB, LLC, except to the extent of his direct pecuniary interest therein. TPG-QB, LLC's address is 201 Main Street, Suite 2420, Fort Worth, TX 76102.

 (5) Includes shares held by New Enterprise Associates VIII, New Enterprise Associates 9, Limited Partnership, Limited Partnership, NEA President's Fund, L.P. and NEA Ventures 1998, L.P. as described in note 1. Ms. Hooper King disclaims beneficial ownership of these shares, except to the extent of her direct pecuniary interest therein.

 (6) Includes 226,410 shares held in trust for the benefit of Mr. Zona's children. Mr. Zona is not a trustee of these trusts and disclaims beneficial ownership of these shares.

 (7) Includes 186,525 shares held in trust for the benefit of Mr. Masucci's children. Mr. Masucci is not a trustee of these trusts and disclaims beneficial ownership of these shares.

 (8) Includes 209,550 shares held in trust for the benefit of Mr. Gwynne's children. Mr. Gwynne is not a trustee of these trusts and disclaims beneficial ownership of these shares.

 (9) Includes 9,000 shares held in trust for the benefit of Mr. Uram's children. Mr. Uram is not a trustee of this trust and disclaims beneficial ownership of these shares.

(10) Includes 37,500 shares held by a limited partnership owned or controlled by Mr. Cullen and his family. Also includes 12,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after September 30, 2000.

(11) Includes 33,542,120 shares held by funds affiliated with certain directors as described in notes 1-4 above. Also includes 12,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days after September 30, 2000.

(12) Each of the selling stockholders is an employee of Quantum Bridge.

(13) Includes 45,008 shares held in trust for the benefit of Mr. Steele's family members. Mr. Steele is not a trustee or beneficiary of these trusts and disclaims beneficial ownership of these shares. Includes 45,000 shares held in trust for the benefit of Mr. Steele and Mr. Steele's family members.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We will file a restated certificate of incorporation at the closing of this offering. It authorizes the issuance of up to 500,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. The following is a summary of the material features of our capital stock. For more detail, please see our restated certificate of incorporation and restated by-laws to be effective after the closing of this offering, filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of September 30, 2000, there were 55,846,595 shares of common stock outstanding held by 124 stockholders of record. Based upon the number of shares outstanding as of that date, the issuance of the shares of common stock offered by us in this offering and the assumed exercise of warrants upon the closing of
this offering, there will be           shares of common stock outstanding upon
the closing of this offering.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Upon the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock without stockholder approval. The preferred stock may be issued in one or more series and on one or more occasions. Our board of directors has the power to determine the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges of the series of preferred stock. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

     The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND OUR CHARTER AND BY-LAW PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

     Our certificate of incorporation and by-laws provide:

      -- that the board of directors be divided into three classes, as nearly as equal in size as possible, with staggered three-year terms;

      -- that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote; and

      -- that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office.

     The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

     Our certificate of incorporation and by-laws also provide that:

      -- any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting;

      -- special meetings of the stockholders may only be called by the chairman of our board of directors, president or full board of directors; and

      -- in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to us.

     These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

     Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

      -- any breach of their duty of loyalty to the corporation or its stockholders;

      -- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      -- unlawful payments of dividends or unlawful stock repurchases or redemptions; or

      -- any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies, including injunctive relief or rescission.

     Our certificate of incorporation provides that we shall indemnify our directors and officers for actions authorized by the board of directors to the fullest extent permitted by law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

     Upon completion of this offering, we will have           shares of common
stock outstanding. Of these shares, the           shares sold in this offering
will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates as that term is defined in Rule 144 under the Securities Act.

     The remaining 55,846,595 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. On the date of this prospectus,
all but           of these shares will be subject to lock-up agreements
described below. Upon expiration of the lock-up agreements 180 days after the
effective date of this offering,           shares will become eligible for sale
pursuant to Rule 144(k), and the remaining shares will become eligible for sale subject in most cases to the limitations of either Rule 144 or Rule 701. In addition, holders of stock options could exercise the options and sell some or all of the shares of common stock issued upon exercise as described below:

      --   after the date of this prospectus;

      -- after 180 days from the date of this prospectus, subject in most cases to the limitations of either Rule 144 or Rule 701; and

      -- after 180 days from the date of this prospectus without Rule 144 volume limitations.

     Certain of the shares listed in the table above as not eligible for sale until 180 days after the date of this prospectus may become eligible for sale earlier as described below under "Lock-Up Agreements."

LOCK-UP AGREEMENTS

     All of our executive officers and directors and certain of our stockholders and option holders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, during the period ending 180 days after the date of this prospectus, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position, or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or publicly announce their intention to do any of the foregoing. However, if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price on the 90th day after the date of this prospectus and for any 20 of the 30 trading days immediately preceding the 90th day after the date of this prospectus, then 25% of the shares, or options to purchase shares, of our common stock subject to the 180-day restriction described above will be released from these restrictions, provided that the stockholder is not an executive officer or director of our company. The early release of these shares will occur on:

      -- the 91st day after the date of this prospectus, if we make a public release of our quarterly or annual results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus; or

      -- otherwise, the second trading day after the first public release of our quarterly or annual results occurring on or after the 91st day after the date of this prospectus.

     Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from such restrictions prior to the expiration of such 90-day or 180-day period. However, Morgan Stanley & Co. Incorporated does not have any current intention to release shares of common stock subject to lock-up agreements.

     In addition, for a period of 180 days from the date of this prospectus and subject to certain exceptions, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated.

RULE 144

     In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in broker's transactions or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

      --   1% of the number of shares of common stock then outstanding, which
           will equal           shares immediately after this offering; or

      -- the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, subject to the contractual lock-up restrictions described above, 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     Rule 701 applies to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including options exercised after the issuer becomes subject to the reporting requirements.

REGISTRATION ON FORM S-8

     As of September 30, 2000, options to purchase 8,032,325 shares of common stock were outstanding under our stock plans, of which 570,125 were exercisable. Immediately after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans. These registration statements will automatically become effective upon filing. Shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to affiliates and the contractual lock-up restrictions described above, be available for sale in the open market, except to the extent the shares are subject to vesting restrictions.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 39,287,173 shares of common stock have the right to require us to register those shares under the Securities Act. Beginning 180 days after the date of this offering and subject to limitations in the registration rights agreement between us and these holders, the holders of at least 40% of the registrable shares may require us to register their shares for public resale. These holders cannot require us to effect more than two of these demand registrations. Furthermore, once we become eligible to use a Form S-3 registration statement, these holders may, subject to specified limitations, require us to register all or a portion of their registrable securities on Form S-3 after this offering. These holders cannot require us to effect more than two of these demand registrations in any twelve-month period. In addition, if we register any shares of our common stock for our own account or for the account of other security holders, the parties to the registration rights agreement are entitled to include their registrable shares in the registration, subject to specified limitations.

     We will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, these shares would become freely tradable, without any restrictions imposed by the Securities Act.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Robertson Stephens, Inc., UBS Warburg LLC and Lazard Freres & Co. LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                                 NUMBER
                        UNDERWRITERS                            OF SHARES
------------------------------------------------------------    ---------
Morgan Stanley & Co. Incorporated...........................
J.P. Morgan Securities Inc. ................................
Robertson Stephens, Inc. ...................................
UBS Warburg LLC.............................................
Lazard Freres & Co. LLC.....................................

                                                                --------
          Total.............................................
                                                                ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, other than those shares of common stock covered by the over-allotment option described below, if any shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and part to dealers at a price that represents
a concession not in excess of $          a share under the initial public
offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. Morgan Stanley Dean Witter Online Inc., an affiliate of Morgan Stanley & Co. Incorporated, may act as a selected dealer in this offering to facilitate the distribution of shares of common stock over the Internet to its eligible account holders.

     We and our selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an
aggregate of                additional shares of common stock at the initial
public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The selling stockholders are obligated, severally, to sell the first 543,306 of the additional shares of common stock,
and we are obligated to sell the remaining                additional shares of
common stock, as well as any portion that the selling stockholders fail to sell. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to specified conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the name of the underwriter in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters exercise
the option in full, the total price to the public would be $          , the
total underwriters' discounts would be $          , the total proceeds to
Quantum Bridge, before deducting estimated offering expenses, would be
$          and the total proceeds to the selling stockholders would be
$          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Quantum Bridge, our directors and officers and certain stockholders and option holders have each agreed that, without the prior consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it, he or she will not, during the period ending 180 days after the date of this prospectus:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise. If the last reported sale price of our common stock on the Nasdaq National Market is at least two times the initial public offering price per share on the 90th day after the date of this prospectus and for any 20 of the 30 trading days immediately preceding the 90th day after the date of this prospectus, then 25% of the shares, or options to purchase shares, of common stock subject to the 180-day restriction described above will be released from these restrictions, provided that the stockholder is not an executive officer or director of our company. This early release will occur on:

      -- the 91st day after the date of this prospectus, if we make a public release of our quarterly or annual results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus; or

      -- otherwise, the second trading day after the first public release of our quarterly or annual results occurring on or after the 91st day after the date of this prospectus.

     The restrictions described in the paragraph above do not apply to:

      --   the sale of shares of common stock to the underwriters;

      -- the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or in connection with any acquisitions we make, provided in each case that the persons receiving such shares agree to the lock-up restrictions described above;

      -- the grant of options to purchase common stock under our stock plans described in this prospectus, so long as the option is not exercisable during the 180-day period or the option holders agree to the lock-up restrictions described above, or the issuance by us of shares of common stock upon the exercise of any such option;

      -- our issuance of shares of common stock under our 2000 employee stock purchase plan; and

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering.

     Morgan Stanley & Co. Incorporated may, in its sole discretion, at any time and without prior notice or announcement release all or any portion of the shares of common stock subject to the lock-up agreements.

     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position in the common stock for their own account. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of common stock compared to the price available under the over-allotment option. The underwriters may sell shares in excess of the over-allotment option, creating a naked short position. The underwriters also must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

     At our request, the underwriters have reserved for sale up to 10% of the shares of our common stock offered by this prospectus for sale at the initial public offering price for our directors, officers, employees, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     In April 2000, we sold shares of our series C preferred stock in a private placement to investors at a price of $13.53 per share. Each share of series C convertible preferred stock will automatically convert into 1.5 shares of common stock upon the closing of this offering. Therefore, the common stock equivalent purchase price for these shares was $9.02 per share. The investors in this private placement included the following entities affiliated with underwriters in this offering:

                                                                   SHARES OF
                                                              SERIES C CONVERTIBLE      AGGREGATE
                          INVESTOR                              PREFERRED STOCK       PURCHASE PRICE
                          --------                            --------------------    --------------
Affiliates of Morgan Stanley & Co. Incorporated.............        739,098             $9,999,996
Affiliates of J.P. Morgan Securities Inc....................        110,865             $1,500,003
Affiliates of Lazard Freres & Co. LLC.......................        288,669             $3,905,691

     Russell E. Planitzer, a member of our board of directors, is a managing principal of Lazard Technology Partners.

     In addition, in May 2000 Lazard Technology Partners LP, Lazard Technology Partners LLC, Lazard Technology Investors (1999) LLC and Lazard Technology Partners II purchased 435,115 shares of common stock from some of our executive officers for $9.02 per share.

     The funds affiliated with Lazard Freres & Co. LLC, one of the representatives of the underwriters, beneficially own in the aggregate more than 10% of our outstanding shares of common stock, assuming conversion of all outstanding shares of preferred stock into common stock in connection with this offering. Accordingly, this offering must comply with the requirements of Rule 2710(c)(8) of The National Association of Securities Dealers Inc. Conduct Rules. This rule provides generally that if an underwriter, together with its affiliates, owns more than 10% of our outstanding common stock, then the initial public offering price of the common stock may not be higher than recommended by a "qualified independent underwriter" meeting specified standards. Accordingly, Morgan Stanley & Co. Incorporated is assuming the responsibilities of acting as the qualified independent underwriter in pricing this offering and conducting due diligence. The initial public offering price of the shares of our common stock will be no higher than the price recommended by Morgan Stanley & Co. Incorporated.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for shares of our common stock. Consequently, the initial public offering price for the shares of our common stock will be determined by negotiations between Quantum Bridge and the representatives of the underwriters. The material factors to be considered in determining the initial public offering price include the future prospects of Quantum Bridge and its industry in general, sales, operating results and other financial information of Quantum Bridge in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and the financial and operating information of companies engaged in activities similar to those of Quantum Bridge. The estimated initial public offering price range indicated on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts and for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999 and for the period from inception (October 22, 1998) to December 31, 1998 and the year ended December 31, 1999 included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the following public reference facilities of the Securities and Exchange Commission:

     Washington, D.C.              New York, New York              Chicago, Illinois
Room 1024, Judiciary Plaza      Seven World Trade Center        500 West Madison Street
  450 Fifth Street, N.W.               Suite 1300                     Suite 1400
  Washington, D.C. 20549        New York, New York 10048        Chicago, Illinois 60661

     You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet web site maintained by the Commission at www.sec.gov.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Balance Sheets as of December 31, 1998 and 1999, September
  30, 2000 (unaudited) and pro forma as of September 30,
  2000 (unaudited)..........................................  F-3
Statements of Operations for the period from inception
  (October 22, 1998) to December 31, 1998, the year ended
  December 31, 1999 and for the nine months ended September
  30, 1999 and 2000 (unaudited).............................  F-4
Statements of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit) for the period from
  inception (October 22, 1998) to December 31, 1998, the
  year ended December 31, 1999, the nine months ended
  September 30, 2000 (unaudited) and pro forma September 30,
  2000 (unaudited)..........................................  F-5
Statements of Cash Flows for the period from inception
  (October 22, 1998) to December 31, 1998, the year ended
  December 31, 1999 and the nine months ended September 30,
  1999 and 2000 (unaudited).................................  F-6
Notes to Financial Statements...............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Quantum Bridge Communications, Inc.:

     We have audited the accompanying balance sheets of Quantum Bridge Communications, Inc. (a Delaware Corporation) (the Company) as of December 31, 1998 and 1999 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from inception (October 22, 1998) through December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from inception (October 22, 1998) through December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 14, 2000 (except for the matter
  discussed in Note 8, as to which the date is April 11, 2000)

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,                           PRO FORMA
                                                       ------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                          1998         1999           2000            2000
                                                       ----------   -----------   -------------   -------------
                                                                                   (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $5,732,302   $15,222,100   $ 34,811,290    $ 34,811,290
  Short-term investments.............................          --            --     60,449,702      60,449,702
  Accounts receivable................................          --            --        714,538         714,538
  Inventory..........................................          --            --      3,395,815       3,395,815
  Prepaid expenses and other current assets..........      40,406       302,269      2,773,368       2,773,368
                                                       ----------   -----------   ------------    ------------
         Total current assets........................   5,772,708    15,524,369    102,144,713     102,144,713
Property and equipment, net..........................      25,660     1,763,016      9,198,440       9,198,440
Restricted cash equivalents..........................      80,000       120,000      1,370,000       1,370,000
                                                       ----------   -----------   ------------    ------------
                                                       $5,878,368   $17,407,385   $112,713,153    $112,713,153
                                                       ==========   ===========   ============    ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $   32,760   $   702,703   $  6,705,337    $  6,705,337
  Accrued expenses...................................      36,906       354,542      3,476,891       3,476,891
  Notes payable......................................          --       303,983      1,328,269       1,328,269
                                                       ----------   -----------   ------------    ------------
         Total current liabilities...................      69,666     1,361,228     11,510,497      11,510,497
Notes payable, net of current portion................          --     1,344,365      5,445,338       5,445,338
Deferred rent........................................          --        49,832        263,126         263,126
Commitments (Note 7)
Redeemable convertible preferred stock, $0.001 par
  value:
  Authorized--18,000,000 shares
  Issued and outstanding--6,000,000 shares, 9,306,000
    shares and 16,885,449 shares at December 31, 1998
    and 1999, and September 30, 2000, respectively
    (at redemption value); none authorized, issued
    and outstanding, pro forma.......................   6,056,087    23,276,402    131,020,819              --
Stockholders' equity (deficit):
  Common stock, $0.001 par value--
    Authorized--67,500,000 shares
    Issued and outstanding--13,410,000 shares,
      16,250,700 shares and 16,559,422 shares at
      December 31, 1998 and 1999, and September 30,
      2000, respectively; 55,846,595 shares pro
      forma..........................................      13,410        16,251         16,559          55,846
  Additional paid-in capital.........................      17,790       370,739     29,984,614     160,966,146
  Common stock warrants..............................          --            --      1,223,428       1,223,428
  Deferred compensation..............................          --      (125,938)   (23,095,754)    (23,095,754)
  Other comprehensive loss...........................          --            --        (24,338)        (24,338)
  Accumulated deficit................................    (278,585)   (8,885,494)   (43,631,136)    (43,631,136)
                                                       ----------   -----------   ------------    ------------
         Total stockholders' equity (deficit)........    (247,385)   (8,624,442)   (35,526,627)     95,494,192
                                                       ----------   -----------   ------------    ------------
                                                       $5,878,368   $17,407,385   $112,713,153    $112,713,153
                                                       ==========   ===========   ============    ============

The accompanying notes are an integral part of these financial statements.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                       PERIOD FROM
                                        INCEPTION
                                      (OCTOBER 22,                       NINE MONTHS ENDED
                                      1998) THROUGH    YEAR ENDED          SEPTEMBER 30,
                                      DECEMBER 31,    DECEMBER 31,   --------------------------
                                          1998            1999          1999           2000
                                      -------------   ------------   -----------   ------------
                                                                            (UNAUDITED)
Revenue.............................    $      --     $        --    $        --   $    654,121
Cost of revenue.....................           --              --             --        530,984
                                        ---------     -----------    -----------   ------------
          Gross profit..............           --              --             --        123,137
                                        ---------     -----------    -----------   ------------
Operating expenses:
  Research and development(1).......       98,463       5,809,835      3,406,840     16,599,157
  Sales and marketing(1)............       31,700       1,200,530        594,509      6,678,534
  General and administrative(1).....       72,510         886,319        672,335      1,779,768
  Stock-based consideration.........           --         118,112         18,900      7,655,424
                                        ---------     -----------    -----------   ------------
          Total operating
            expenses................      202,673       8,014,796      4,692,584     32,712,883
                                        ---------     -----------    -----------   ------------
          Loss from operations......     (202,673)     (8,014,796)    (4,692,584)   (32,589,746)
Interest income.....................       26,715         460,192        235,794      3,452,047
Interest and other expense..........         (975)        (50,635)       (24,681)      (290,675)
                                        ---------     -----------    -----------   ------------
          Net loss..................     (176,933)     (7,605,239)    (4,481,471)   (29,428,374)
Accretion of dividends on preferred
  stock.............................      (56,087)       (970,322)      (524,442)    (5,194,410)
                                        ---------     -----------    -----------   ------------
Net loss attributable to common
  stockholders......................    $(233,020)    $(8,575,561)   $(5,005,913)  $(34,622,784)
                                        =========     ===========    ===========   ============
Net loss per common share:
  Basic and diluted.................    $   (0.14)    $     (2.94)   $     (1.80)  $      (5.70)
                                        =========     ===========    ===========   ============
  Pro forma basic and diluted (Note
     1(h))..........................                  $     (0.31)                 $      (0.71)
                                                      ===========                  ============
Weighted average common shares
  outstanding:
  Basic and diluted.................    1,691,366       2,920,490      2,781,646      6,078,312
                                        =========     ===========    ===========   ============
  Pro forma basic and diluted (Note
     1(h))..........................                   24,903,635                    41,216,152
                                                      ===========                  ============
(1)Excludes non-cash, stock-based
   consideration as follows (Note
   10(c)):
  Research and development..........    $      --     $    39,371    $     6,300   $  2,951,319
  Sales and marketing...............           --          39,371          6,300      3,318,778
  General and administrative........           --          39,370          6,300      1,385,327
                                        ---------     -----------    -----------   ------------
                                        $      --     $   118,112    $    18,900   $  7,655,424
                                        =========     ===========    ===========   ============

The accompanying notes are an integral part of these financial statements.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 STOCKHOLDER'S EQUITY (DEFICIT)
                                    REDEEMABLE CONVERTIBLE      -----------------------------------------------------------------
                                        PREFERRED STOCK              COMMON STOCK
                                  ---------------------------   ----------------------    ADDITIONAL      COMMON
                                                  CARRYING                    $ 0.001      PAID-IN        STOCK        DEFERRED
                                    SHARES         AMOUNT         SHARES     PAR VALUE     CAPITAL       WARRANTS    COMPENSATION
                                  -----------   -------------   ----------   ---------   ------------   ----------   ------------
Issuance of Founders' Shares....           --   $          --   12,600,000    $12,600    $     (8,400)  $       --   $        --
  Sale of common stock..........           --              --      810,000        810          26,190           --            --
  Sale of Series A redeemable
    convertible preferred stock,
    net of issuance costs of
    $45,565.....................    6,000,000       6,000,000           --         --              --           --            --
  Accretion of dividends on
    redeemable convertible
    preferred stock.............           --          56,087           --         --              --           --            --
  Net loss......................           --              --           --         --              --           --            --
                                  -----------   -------------   ----------    -------    ------------   ----------   ------------
Balance, December 31, 1998......    6,000,000       6,056,087   13,410,000     13,410          17,790           --            --
  Exercise of common stock
    options.....................           --              --      303,000        303          26,847           --            --
  Sale of common stock..........           --              --    2,537,700      2,538          82,052           --            --
  Sale of Series A redeemable
    convertible preferred
    stock.......................      250,000         250,000           --         --              --           --            --
  Sale of Series B redeemable
    convertible preferred stock,
    net of issuance costs of
    $31,348.....................    3,056,000      15,999,993           --         --              --           --            --
  Deferred compensation related
    to stock options granted to
    non-employees...............           --              --           --         --         244,050           --      (244,050)
  Amortization of deferred
    compensation................           --              --           --         --              --           --       118,112
  Accretion of dividends on
    redeemable convertible
    preferred stock.............           --         970,322           --         --              --           --            --
  Net loss......................           --              --           --         --              --           --            --
                                  -----------   -------------   ----------    -------    ------------   ----------   ------------
Balance, December 31, 1999......    9,306,000      23,276,402   16,250,700     16,251         370,739           --      (125,938)
  Exercise of common stock
    options.....................           --              --      308,722        308         212,063           --            --
  Issuance of common stock
    warrants....................           --              --           --         --              --    1,223,428       (37,122)
  Sale of Series C redeemable
    convertible preferred stock,
    net of issuance costs of
    $122,858....................    7,579,449     102,550,007           --         --              --           --            --
  Deferred compensation related
    to stock options granted to
    non-employees...............           --              --           --         --       3,817,799           --    (3,817,799)
  Deferred compensation related
    to stock options granted to
    employees...................           --              --           --         --      25,584,013           --   (25,584,013)
  Amortization of deferred
    compensation................           --              --           --         --              --           --     6,469,118
  Accretion of dividends on
    redeemable convertible
    preferred stock.............           --       5,194,410           --         --              --           --            --
  Unrealized loss on short-term
    investments.................           --              --           --         --              --           --            --
  Net loss......................           --              --           --         --              --           --            --
                                  -----------   -------------   ----------    -------    ------------   ----------   ------------
Balance, September 30, 2000
  (unaudited)...................   16,885,449     131,020,819   16,559,422     16,559      29,984,614    1,223,428   (23,095,754)
                                  ===========   =============   ==========    =======    ============   ==========   ============
  Conversion of redeemable
    convertible preferred stock
    into common stock
    (unaudited).................  (16,885,449)   (131,020,819)  39,287,173     39,287     130,981,532           --            --
                                  -----------   -------------   ----------    -------    ------------   ----------   ------------
Pro Forma Balance, September 30,
  2000 (unaudited)..............           --   $          --   55,846,595    $55,846    $160,966,146   $1,223,428   $(23,095,754)
                                  ===========   =============   ==========    =======    ============   ==========   ============

                                         STOCKHOLDER'S EQUITY (DEFICIT)
                                  --------------------------------------------
                                                                     TOTAL
                                      OTHER                      STOCKHOLDERS'
                                  COMPREHENSIVE   ACCUMULATED       EQUITY
                                  INCOME (LOSS)     DEFICIT        (DEFICIT)
                                  -------------   ------------   -------------
Issuance of Founders' Shares....    $     --      $         --   $      4,200
  Sale of common stock..........          --                --         27,000
  Sale of Series A redeemable
    convertible preferred stock,
    net of issuance costs of
    $45,565.....................          --           (45,565)       (45,565)
  Accretion of dividends on
    redeemable convertible
    preferred stock.............          --           (56,087)       (56,087)
  Net loss......................          --          (176,933)      (176,933)
                                    --------      ------------   ------------
Balance, December 31, 1998......          --          (278,585)      (247,385)
  Exercise of common stock
    options.....................          --                --         27,150
  Sale of common stock..........          --                --         84,590
  Sale of Series A redeemable
    convertible preferred
    stock.......................          --                --             --
  Sale of Series B redeemable
    convertible preferred stock,
    net of issuance costs of
    $31,348.....................          --           (31,348)       (31,348)
  Deferred compensation related
    to stock options granted to
    non-employees...............          --                --             --
  Amortization of deferred
    compensation................          --                --        118,112
  Accretion of dividends on
    redeemable convertible
    preferred stock.............          --          (970,322)      (970,322)
  Net loss......................          --        (7,605,239)    (7,605,239)
                                    --------      ------------   ------------
Balance, December 31, 1999......          --        (8,885,494)    (8,624,442)
  Exercise of common stock
    options.....................          --                --        212,371
  Issuance of common stock
    warrants....................          --                --      1,186,306
  Sale of Series C redeemable
    convertible preferred stock,
    net of issuance costs of
    $122,858....................          --          (122,858)      (122,858)
  Deferred compensation related
    to stock options granted to
    non-employees...............          --                --             --
  Deferred compensation related
    to stock options granted to
    employees...................          --                --             --
  Amortization of deferred
    compensation................          --                --      6,469,118
  Accretion of dividends on
    redeemable convertible
    preferred stock.............          --        (5,194,410)    (5,194,410)
  Unrealized loss on short-term
    investments.................     (24,338)               --        (24,338)
  Net loss......................          --       (29,428,374)   (29,428,374)
                                    --------      ------------   ------------
Balance, September 30, 2000
  (unaudited)...................     (24,338)      (43,631,136)   (35,526,627)
                                    ========      ============   ============
  Conversion of redeemable
    convertible preferred stock
    into common stock
    (unaudited).................          --                --    131,020,819
                                    --------      ------------   ------------
Pro Forma Balance, September 30,
  2000 (unaudited)..............    $(24,338)     $(43,631,136)  $ 95,494,192
                                    ========      ============   ============

The accompanying notes are an integral part of these financial statements.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                    PERIOD FROM
                                                     INCEPTION
                                                   (OCTOBER 22,                       NINE MONTHS ENDED
                                                   1998) THROUGH    YEAR ENDED          SEPTEMBER 30,
                                                   DECEMBER 31,    DECEMBER 31,   --------------------------
                                                       1998            1999          1999           2000
                                                   -------------   ------------   -----------   ------------
                                                                                         (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss.......................................   $ (176,933)    $(7,605,239)   $(4,481,471)  $(29,428,374)
  Adjustments to reconcile net loss to net cash
    used in operating activities--
    Depreciation and amortization................          397         233,232        113,972        973,175
    Stock-based consideration....................           --         118,112         18,900      7,655,424
    Loss on disposal of fixed assets.............           --              --             --         41,340
    Amortization of discount on short-term
      investments................................           --              --             --     (1,185,193)
    Deferred rent................................           --          49,832         10,415        213,293
    Changes in assets and liabilities--
      Accounts receivable........................           --              --             --       (714,538)
      Inventory..................................           --              --             --     (3,395,815)
      Prepaid expenses and other current
         assets..................................      (40,406)       (261,863)       (86,928)    (1,627,099)
      Accounts payable...........................       32,760         669,942        720,929      6,002,635
      Accrued expenses...........................       36,906         317,636        112,493        827,544
                                                    ----------     -----------    -----------   ------------
         Net cash used in operating activities...     (147,276)     (6,478,348)    (3,591,690)   (20,637,608)
                                                    ----------     -----------    -----------   ------------
Cash Flows from Investing Activities:
  Purchase of property and equipment.............      (26,057)     (1,970,587)    (1,149,243)    (6,999,137)
  Purchase of short-term investments.............           --              --             --    (59,288,843)
  Increase in restricted cash....................      (80,000)        (40,000)       (40,000)    (1,250,000)
                                                    ----------     -----------    -----------   ------------
         Net cash used in investing activities...     (106,057)     (2,010,587)    (1,189,243)   (67,537,980)
                                                    ----------     -----------    -----------   ------------
Cash Flows from Financing Activities:
  Net proceeds from sale of redeemable
    convertible preferred stock..................    5,954,435      16,218,645     16,218,645    102,427,149
  Proceeds from sale of common stock and exercise
    of common stock options......................       31,200         111,740         98,913        212,371
  Borrowings on notes payable....................           --       1,648,348        804,940      5,291,880
  Payments on notes payable......................           --              --             --       (166,622)
                                                    ----------     -----------    -----------   ------------
         Net cash provided by financing
           activities............................    5,985,635      17,978,733     17,122,498    107,764,778
                                                    ----------     -----------    -----------   ------------
Net increase in cash and cash equivalents........    5,732,302       9,489,798     12,341,565     19,589,190
Cash and cash equivalents, beginning of period...           --       5,732,302      5,732,302     15,222,100
                                                    ----------     -----------    -----------   ------------
Cash and cash equivalents, end of period.........   $5,732,302     $15,222,100    $18,073,867   $ 34,811,290
                                                    ==========     ===========    ===========   ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.......   $      800     $    49,771    $    17,781   $    199,238
                                                    ==========     ===========    ===========   ============
Supplemental disclosure of noncash investing and
  financing activities:
  Deferred compensation related to stock
    options......................................   $       --     $   244,050    $    59,020   $ 29,401,812
                                                    ==========     ===========    ===========   ============
  Accretion of dividends on redeemable
    convertible preferred stock..................   $   56,087     $   970,322    $   524,442   $  5,194,410
                                                    ==========     ===========    ===========   ============
  Fair value of common stock warrants issued.....   $       --     $        --    $        --   $     37,122
                                                    ==========     ===========    ===========   ============
  Equipment acquired that is included in accrued
    expenses.....................................   $       --     $        --    $        --   $  1,435,680
                                                    ==========     ===========    ===========   ============
  Unrealized loss on short-term investments......   $       --     $        --    $        --   $    (24,338)
                                                    ==========     ===========    ===========   ============

The accompanying notes are an integral part of these financial statements.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

(1)  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Quantum Bridge Communications, Inc. (the "Company") was incorporated as a Delaware corporation on October 22, 1998 and is engaged in the development, design and marketing of optical access networking equipment. The Company sells its solutions to service providers, including cable companies, competitive local exchange carriers, incumbent local exchange carriers, Internet service providers and utility companies.

     The Company incurred net losses of approximately $177,000, $7.6 million and $29.4 million for the period from inception (October 22, 1998) through December 31, 1998, the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. At September 30, 2000, the Company had an accumulated deficit of approximately $43.6 million. In August 2000, the Company commenced commercial shipment of its products and emerged from the development stage. However, the Company continues to be subject to the risks and challenges similar to other companies in a similar stage of development. These risks include, but are not limited to, the Company's ability to successfully develop and sell its products, technological change, dependence on key individuals, dependence on contract manufacturers and key suppliers of integral components, the ability to obtain adequate financing to support growth, and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

     The accompanying financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in these notes to the financial statements.

  (a)  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b)  UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying balance sheet as of September 30, 2000, the statements of operations and cash flows for the nine months ended September 30, 1999 and 2000 and the statement of redeemable convertible preferred stock and stockholder's equity (deficit) for the nine months ended September 30, 2000 are unaudited. In the opinion of management, these financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal, recurring adjustments necessary for the fair presentation of the Company's financial position, operating results and cash flows for such periods. Operating results for the nine-month period ended September 30, 2000 are not necessarily indicative of results to be expected for the full year 2000 or any future period. The data disclosed in the notes to these financial statements for these periods are unaudited.

  (c)  UNAUDITED PRO FORMA PRESENTATION

     The unaudited pro forma balance sheet and the unaudited pro forma statement of redeemable convertible preferred stock and stockholder's equity (deficit) as of September 30, 2000 reflect the automatic conversion of all outstanding shares of Series A, Series B, and Series C redeemable convertible preferred stock into 39,287,173 shares of common stock that will occur upon the closing of the Company's proposed initial public offering.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

  (d)  REVENUE RECOGNITION

     The Company derives its revenue from sales of optical access networking equipment, as well as from service fees for the installation, technical support and maintenance of its products and other consulting services.

     The Company follows the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. Accordingly, the Company recognizes revenue from product sales upon shipment, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence of an arrangement, the sales price is fixed or determinable and collection of the related receivable is probable. If uncertainties exist, the Company recognizes revenue when those uncertainties are resolved. In multiple element arrangements that contain product and service elements, the Company uses the residual method prescribed by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, when vendor-specific objective evidence of fair value does not exist for one of the delivered elements in the arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized.

     The Company offers certain installation, implementation and support services. These services are not essential to the functionality of the Company's products. Revenue from installation and implementation services is recognized as the services are performed. Revenue from support arrangements is recognized ratably over the terms of the support contracts. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

     Hardware warranty costs are estimated and recorded by the Company at the time of product revenue recognition.

  (e)  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. Cash equivalents at December 31, 1998 and 1999 and September 30, 2000 include investment-grade commercial paper.

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's short-term investments are classified as available-for-sale and are recorded at fair market value. As of September 30, 2000, short-term investments consisted of the following:

                                AVERAGE
                               REMAINING                                      FAIR
        AVAILABLE FOR          MATURITIES     AMORTIZED     UNREALIZED       MARKET
       SALE SECURITIES           (DAYS)         COST        GAIN/(LOSS)       VALUE
-----------------------------  ----------    -----------    -----------    -----------
Commercial Paper.............      78        $27,305,334     $(29,172)     $27,276,162
U.S. Government..............      62         20,410,357       (2,557)      20,407,800
Obligations Corporate
  Bonds......................     186         12,758,349        7,391       12,765,740
                                             -----------     --------      -----------
          Total..............                $60,474,040     $(24,338)     $60,449,702
                                             ===========     ========      ===========

     During the period from inception (October 22, 1998) through December 31, 1998, the year ended December 31, 1999 and the nine month period ended September 30, 2000, the Company had no realized gains or losses.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

  (f)  DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation by charging to operations on a straight-line basis amounts estimated to allocate the cost of the assets over their estimated useful lives, as follows:

                ASSET CLASSIFICATION                     ESTIMATED USEFUL LIFE
----------------------------------------------------  ---------------------------
Test equipment......................................            3 years
Computer and office equipment.......................            3 years
Purchased software..................................            3 years
Furniture and fixtures..............................            5 years
Leasehold improvements..............................  Shorter of life of lease or useful life of asset

     The costs of significant additions and improvements are capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred.

  (g)  RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     The costs of the development of hardware products and enhancements to existing hardware products are expensed as incurred. In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, the costs for the development of new software that is included in the hardware products and substantial enhancements to such existing software are expensed as incurred until technological feasibility has been established, at which time any additional qualified costs would be capitalized. The Company determines that technological feasibility has been established when a working model of the software has been completed. Because the Company believes its current process for developing software is completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

  (h)  NET LOSS PER SHARE AND PRO FORMA NET LOSS PER SHARE

     Basic and diluted net loss per share are presented in conformity with SFAS No. 128, Earnings per Share, for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period, less shares subject to repurchase. For periods in which a net loss has been incurred, basic and diluted net loss per share are the same because all outstanding common stock equivalents have been excluded, as they are considered antidilutive.

     Common stock equivalents include (i) shares of common stock issuable upon the exercise of outstanding stock options and warrants, (ii) shares of common stock issuable upon the conversion of outstanding redeemable convertible preferred stock and (iii) shares of common stock subject to repurchase by the

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

Company under restricted common stock agreements. The calculations of diluted weighted average shares outstanding exclude the following potential common stock equivalents:

                               PERIOD FROM
                                INCEPTION
                              (OCTOBER 22,                        NINE MONTHS ENDED
                              1998) THROUGH     YEAR ENDED          SEPTEMBER 30,
                              DECEMBER 31,     DECEMBER 31,    ------------------------
                                  1998             1999           1999          2000
                              -------------    ------------    ----------    ----------
Stock options...............           --        3,034,800      2,331,300     8,032,325
Stock warrants..............           --               --             --       443,458
Redeemable convertible
  preferred stock...........   18,000,000       27,918,000     27,918,000    39,287,173
Unvested restricted common
  stock.....................   10,680,750       12,310,202     13,218,450     8,862,281
                               ----------       ----------     ----------    ----------
                               28,680,750       43,263,002     43,467,750    56,625,237
                               ==========       ==========     ==========    ==========

     In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 98, Earnings per Share in an Initial Public Offering, the Company has determined that there were no nominal issuances of the Company's common stock since inception.

     The Company's historical capital structure is not indicative of its capital structure after the proposed initial public offering due to the automatic conversion of all shares of redeemable convertible preferred stock into common stock concurrent with the closing of the Company's proposed initial public offering. Accordingly, pro forma net loss per share is presented for the year ended December 31, 1999 and the nine-month period ended September 30, 2000. Pro forma net loss per share is computed by dividing the net loss for the period by the pro forma weighted average common shares outstanding, assuming the conversion of all outstanding shares of Series A, Series B and Series C redeemable convertible preferred stock into common stock upon the closing of the Company's proposed initial public offering using the if-converted method from the respective dates of issuance.

     The following table reconciles the weighted average common shares outstanding to the shares used in the computation of unaudited pro forma basic and diluted net loss per share:

                                                                         NINE MONTHS
                                                         YEAR ENDED         ENDED
                                                        DECEMBER 31,    SEPTEMBER 30,
                                                            1999            2000
                                                        ------------    -------------
Shares used in computing basic and diluted net loss
  per share...........................................    2,920,490       6,078,312
Add--Weighted average common shares issued upon the
  conversion of redeemable convertible preferred
  stock...............................................   21,983,145      35,137,840
                                                         ----------      ----------
Shares used in computing pro forma basic and diluted
  net loss per share..................................   24,903,635      41,216,152
                                                         ==========      ==========

  (i)  CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company's principal credit risk relates to its cash, cash equivalents, accounts receivable and short-term investments. The Company mitigates its risk with respect to short-term

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

investments by investing in commercial grade paper. The Company has no significant off-balance sheet concentrations such as foreign exchange contracts, options contracts, or other foreign hedging arrangements. For the nine-month period ended September 30, 2000, the Company had two customers that accounted for 100% of revenue and at September 30, 2000, the two customers accounted for 100% of accounts receivable. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its credit risk exposure is mitigated. The Company has not experienced any material credit losses.

  (j)  SINGLE SOURCE SUPPLIERS AND CONTRACT MANUFACTURERS

     The Company relies on single or limited sources for supply of certain key components used in the Company's products, and the Company relies on a small number of contract manufacturers for the assembly of its products. The failure of a supplier, including a contract manufacturer, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and operating results.

  (k)  COMPREHENSIVE LOSS

     SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income (loss) and its components. Comprehensive income (loss), as defined, includes all changes in equity (deficit) during a period from nonowner sources. The comprehensive loss for the period from inception (October 22, 1998) through December 31, 1998 and for the year ended December 31, 1999 does not differ from the reported net loss. For the nine months ended September 30, 2000, comprehensive loss was approximately $29,453,000 and differed from the Company's reported net loss due to unrealized holding losses on available-for-sale securities.

  (l)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of an estimate of the fair value of the Company's financial instruments, which consist of cash and cash equivalents, short-term investments, accounts receivable, restricted cash, notes payable and accounts payable. The estimated fair value of the Company's cash and cash equivalents, accounts receivable and accounts payable approximates their carrying value at September 30, 2000 due to the short-term nature of these instruments. The fair value of the Company's short-term investments at September 30, 2000 is disclosed in Note 1(e) to the financial statements and approximates the carrying value at September 30, 2000. The fair value of the Company's notes payable approximates their carrying value due to the fact that the stated interest rate fluctuates with the bank's prime rate.

  (m)  STOCK-BASED COMPENSATION FOR GOODS AND SERVICES

     The Company accounts for stock-based compensation arrangements with employees in accordance with provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation -- An Interpretation of APB Opinion No. 25, and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for acquiring, or in Conjunction with Selling, Goods or Services, for non-employee stock-based awards.

  (n)  SEGMENT AND GEOGRAPHIC INFORMATION

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments and for related disclosures about products

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

and services and geographical areas. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment, which is the sale and service of optical access networking equipment. The Company had no revenue from customers outside of the United States during the nine-month period ended September 30, 2000. All of the Company's assets are located within the United States.

  (o)  RECENT ACCOUNTING PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25. The interpretation clarifies the application of APB Opinion No. 25 in specified events, as defined. The interpretation is effective July 1, 2000, but covers certain events occurring during the period after December 15, 1998, but before the effective date. The adoption of this pronouncement did not have a significant impact on the Company's financial position or results of operations.

     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. This bulletin summarizes certain views of the Staff on applying accounting principles generally accepted in the United States to revenue recognition in financial statements. The Company believes that its current revenue recognition policy complies with SAB No. 101.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. The Company currently does not engage in trading market risk sensitive instruments or purchasing hedging instruments or "other than trading" instruments that are likely to expose them to market risk, whether interest rate, foreign currency exchange, commodity price or equity price risk. The Company may do so in the future to the extent that operations expand domestically and abroad. The Company will adopt SFAS No. 133, as required by SFAS No. 137, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial condition or results of operations.

(2)  INVENTORY

     Inventory principally includes the cost of raw materials, sub-assemblies and the cost of third-party contract manufacturers. Inventory is stated at the lower of cost (first-in, first-out) or market and consists of the following:

                                                        DECEMBER 31,
                                                        ------------    SEPTEMBER 30,
                                                        1998    1999        2000
                                                        ----    ----    -------------
Raw materials.........................................   $--     $--     $2,264,123
Finished goods........................................   --      --       1,131,692
                                                         --      --      ----------
                                                         $--     $--     $3,395,815
                                                         ==      ==      ==========

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

(3)  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                    DECEMBER 31,
                                                ---------------------    SEPTEMBER 30,
                                                 1998         1999           2000
                                                -------    ----------    -------------
Test equipment................................  $    --    $  644,225     $3,898,226
Computer and office equipment.................   13,272       539,508      1,584,721
Purchased software............................   12,485       420,677      1,084,013
Furniture and fixtures........................      300       221,876        350,608
Leasehold improvements........................       --       170,358        336,760
Construction-in-progress......................       --            --      3,126,802
                                                -------    ----------     ----------
                                                 26,057     1,996,644     10,381,130
Less accumulated depreciation and
  amortization................................      397       233,628      1,182,690
                                                -------    ----------     ----------
                                                $25,660    $1,763,016     $9,198,440
                                                =======    ==========     ==========

     Construction-in-progress represents costs incurred to build out new facilities that have not been placed in service. Once placed in service, such costs will be classified as leasehold improvements and amortized over the shorter of the life of the lease or the estimated useful life of the assets.

(4)  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                     DECEMBER 31,
                                                  -------------------    SEPTEMBER 30,
                                                   1998        1999          2000
                                                  -------    --------    -------------
Accrued construction-in-progress................  $    --    $     --     $2,294,803
Payroll and payroll-related.....................       --     111,375        841,456
Other...........................................   36,906     243,167        340,632
                                                  -------    --------     ----------
                                                  $36,906    $354,542     $3,476,891
                                                  =======    ========     ==========

(5)  NOTES PAYABLE

     The Company has a $7,000,000 equipment line of credit with a bank. Borrowings under the equipment line of credit bear interest at the bank's prime rate (8.50% at December 31, 1999 and 9.50% at September 30, 2000) plus 0.75% and are collateralized by substantially all assets of the Company. The Company has drawn down a total of $6,940,000 as of September 30, 2000. All principal borrowings will be converted into term notes payable and will be repaid in 36 equal monthly installments commencing on dates ranging from April 1, 2000 to July 1, 2001. As of September 30, 2000, approximately $6,774,000 was outstanding under this agreement.

     The Company is required to comply with certain financial and restrictive covenants, as set forth in the line of credit agreement. As of December 31, 1999 and September 30, 2000, the Company was in compliance with these financial and restrictive covenants.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     At September 30, 2000, the future principal payments to be made under the equipment line of credit are as follows:

                                                                AMOUNT
                                                              ----------
Quarter ending December 31, 2000............................  $  249,972
Fiscal 2001.................................................   1,656,649
Fiscal 2002.................................................   2,313,409
Fiscal 2003.................................................   1,896,816
Fiscal 2004.................................................     656,761
                                                              ----------
          Total.............................................  $6,773,607
                                                              ==========

(6)  INCOME TAXES

     The Company accounts for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred income tax expense or credits are based on changes in the asset or liability from period to period.

     No provision for federal or state income taxes has been recorded, as the Company has incurred net operating losses for all periods presented.

     As of December 31, 1999, the Company had available federal and state net operating loss carryforwards of approximately $7,646,000 to offset future taxable income, if any, and research and development tax credit carryforwards of approximately $355,000. The net operating loss carryforwards expire through 2019 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event of significant changes in ownership interest, as defined. Due to the uncertainty surrounding the realization of the deferred tax assets, the Company has provided a full valuation allowance against these amounts for December 31, 1998 and 1999.

     The components of the Company's net deferred tax assets are approximately as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1998         1999
                                                              --------    -----------
Net operating loss carryforwards............................  $ 64,300    $ 3,058,080
Research credit carryforwards...............................     4,300        355,000
Other temporary differences.................................     6,200         47,920
                                                              --------    -----------
  Gross deferred tax assets.................................    74,800      3,461,000
Valuation allowance.........................................   (74,800)    (3,461,000)
                                                              --------    -----------
                                                              $     --    $        --
                                                              ========    ===========

(7)  COMMITMENTS

  LEASE COMMITMENTS

     The Company conducts its operations in leased facilities and is obligated to pay monthly rent through May 31, 2007. Rent expense charged to operations was approximately $2,000 for the period from inception (October 22, 1998) through December 31, 1998, $175,000 for the year ended December 31, 1999 and

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

$1,123,000 for the nine-month period ended September 30, 2000. At September 30, 2000, the future minimum rental payments under the noncancelable operating leases are approximately as follows:

                                                                AMOUNT
                                                              -----------
  Quarter ending December 31, 2000..........................  $   583,000
  Fiscal 2001...............................................    2,179,000
  Fiscal 2002...............................................    2,041,000
  Fiscal 2003...............................................    2,085,000
  Fiscal 2004...............................................    1,715,000
  Thereafter................................................    4,144,000
                                                              -----------
          Total.............................................  $12,747,000
                                                              ===========

     In order to secure its original facility lease, the Company was required to issue a letter of credit in the amount of $80,000. During 1999, the Company amended the lease to provide for additional space. In connection with the amendment, the Company increased the letter of credit to $120,000. The required amount of the letter of credit will be reduced over the lease term and is collateralized by a certificate of deposit in the amount of $120,000 that is held by the bank issuing the letter of credit.

     In April 2000, the Company entered into a lease for an additional facility. This lease is also collateralized by a letter of credit in the amount of $1,250,000. The required amount of the letter of credit will be reduced over the lease term and is collateralized by an equal investment in commercial paper. The letters of credits are included in restricted cash equivalents in the accompanying balance sheet.

  PURCHASE COMMITMENTS

     As of September 30, 2000, the Company has entered into a non-cancelable purchase commitment of approximately $1.3 million for certain components used in its products. Additionally, the Company has entered into non-cancelable purchase commitments of approximately $4.7 million for leasehold improvements and furnishings for a leased facility, of which $2.3 million is included in accrued expenses at September 30, 2000.

(8)  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has 18,000,000 authorized shares of redeemable convertible preferred stock, of which 6,250,000, 3,056,000 and 7,579,449 shares have been designated as Series A redeemable convertible preferred stock (Series A Preferred Stock), Series B redeemable convertible preferred stock (Series B Preferred Stock) and Series C redeemable convertible preferred stock (Series C Preferred Stock), respectively, and the remaining shares are undesignated.

     From November 1998 to March 1999, the Company sold 6,250,000 shares of Series A Preferred Stock at $1.00 per share resulting in net proceeds to the Company of approximately $6,204,000. In August 1999, the Company sold 3,056,000 shares of Series B Preferred Stock at $5.24 per share resulting in net proceeds to the Company of approximately $15,969,000. On April 11, 2000, the Company sold 7,579,449 shares of Series C Preferred Stock at $13.53 per share resulting in net proceeds to the Company of approximately $102,427,000.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     The rights and preferences of the Series A, Series B and Series C Preferred Stock are listed below:

  DIVIDENDS

     The Company shall not declare or pay any dividends on shares of common stock unless the holders of the Series A, Series B, and Series C Preferred Stock then outstanding receive an amount equal to the dividends declared or paid on common stock. A dividend in the per share amount of $0.08, $0.42 and $1.08 per year for Series A, Series B, and Series C Preferred Stock, respectively, shall accrue from the date of issuance up to the date of redemption, shall be cumulative and shall be paid when, as and if declared by the Company's Board of Directors. As of September 30, 2000, cumulative dividends of approximately $6,221,000 have accrued and no dividends have been declared or paid.

  VOTING

     The holders of Series A, Series B and Series C Preferred Stock are entitled to vote on all matters with the common stockholders as if they were one class of stock. The holders of Series A, Series B, and Series C Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which each share of the Series A, Series B and Series C Preferred Stock is then convertible.

  LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, as defined, the holders of the Series A, Series B and Series C Preferred Stock then outstanding will be entitled to be paid prior to any payment to common stockholders a liquidation preference payment equal to $1.00 per share, $5.24 per share and $13.53 per share, respectively, plus any accrued and unpaid dividends thereon. Amounts remaining after the preference payment to the holders of Series A, Series B and Series C Preferred Stock, if any, will be shared on a proportional basis among all stockholders including the holders of Series A, Series B, and Series C Preferred Stock, whose portion will be determined based on the number of shares of common stock into which the Series A, Series B, and Series C Preferred Stock is then convertible. The liquidation preferences are subject to adjustment in the event of any stock dividend, split, combination or other similar recapitalization.

  CONVERSION

     Each share of Series A and Series B Preferred Stock is convertible at the option of the holder, at any time, into three shares of common stock, adjusted for certain dilutive events, as defined. Each share of Series C Preferred Stock is convertible at the option of the holder, at any time, into 1.5 shares of common stock, adjusted for certain dilutive events, as defined. In addition, all shares of Series A, Series B and Series C Preferred Stock shall be automatically converted into shares of common stock upon the closing of an underwritten public offering of common stock in which the per share price to the public is not less than $18.04 and the aggregate proceeds to the Company are not less than $50,000,000.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     The following table details the number of shares of Series A, Series B, and Series C Preferred Stock outstanding at September 30, 2000, and the number of shares of common stock into which each series of preferred stock is convertible:

                                                SHARES
                                            OUTSTANDING AT                    COMMON
                                            SEPTEMBER 30,     CONVERSION    EQUIVALENT
                                                 2000           RATIO         SHARES
                                            --------------    ----------    ----------
Series A Preferred Stock..................     6,250,000         3:1        18,750,000
Series B Preferred Stock..................     3,056,000         3:1         9,168,000
Series C Preferred Stock..................     7,579,449         3:2        11,369,173
                                              ----------                    ----------
          Total...........................    16,885,449                    39,287,173
                                              ==========                    ==========

  REDEMPTION RIGHTS

     Subject to certain conditions, beginning on August 18, 2006, the Company will be required to redeem the percentage of Series A, Series B and Series C Preferred Stock listed in the following table at a price equal to $1.00 per share for the Series A Preferred Stock, $5.24 per share for the Series B Preferred Stock and $13.53 per share for the Series C Preferred Stock, plus all accrued and unpaid dividends thereon.

                   MANDATORY                     PORTION OF SHARES OF PREFERRED
                REDEMPTION DATE                       STOCK TO BE REDEEMED
-----------------------------------------------  ------------------------------
August 18, 2006................................             33.33%
August 18, 2007................................             50.00%
August 18, 2008................................  All shares then outstanding

     The redemption value of each series of redeemable convertible preferred stock is as follows:

                                                   DECEMBER 31,
                                             -------------------------    SEPTEMBER 30,
                                                1998          1999            2000
                                             ----------    -----------    -------------
Series A Preferred Stock...................  $6,056,087    $ 6,802,065    $  7,177,065
Series B Preferred Stock...................          --     16,474,337      17,436,977
Series C Preferred Stock...................          --             --     106,406,777
                                             ----------    -----------    ------------
                                             $6,056,087    $23,276,402    $131,020,819
                                             ==========    ===========    ============

(9)  STOCKHOLDERS' EQUITY (DEFICIT)

  (a)  COMMON STOCK

     The Company has authorized 67,500,000 shares of common stock, of which a total of 16,559,422 shares were issued and outstanding as of September 30, 2000.

  (b)  STOCK SPLIT

     On December 21, 1999, the Company's Board of Directors approved a two-for-one split of the outstanding common stock, effected in the form of a stock dividend to the common stockholders of record on December 21, 1999.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     On September 5, 2000, the Company's Board of Directors approved a three-for-two split of the outstanding common stock, effected in the form of a stock dividend to the common stockholders of record on September 5, 2000.

     All common share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect these splits.

  (c)  RESERVED SHARES

     The Company had reserved the following number of shares of common stock for the conversion of preferred stock, the exercise of outstanding stock options and warrants and the remaining shares issuable under the 1998 Stock Incentive Plan at September 30, 2000:

Series A Preferred Stock....................................  18,750,000
Series B Preferred Stock....................................   9,168,000
Series C Preferred Stock....................................  11,369,173
Outstanding stock options and warrants......................   8,475,783
Shares issuable under the 1998 Stock Incentive Plan.........   1,658,253
                                                              ----------
                                                              49,421,209
                                                              ==========

  (d)  FOUNDERS' SHARES

     On October 23, 1998, the Company sold a total of 12,600,000 shares of restricted common stock to its three founders and four additional founding employees at $0.00033 per share, which represented the fair value of the common stock as determined by the Board of Directors on the date of sale. The Company entered into restricted stock repurchase agreements with its three founders that provide for the vesting to each founder of 25% of the unvested shares upon the closing of the Series A Preferred Stock financing (November 18, 1998). The remaining shares vest monthly over 36 months beginning on December 1, 1999. The Company also entered into restricted stock repurchase agreements with its four founding employees that provide for the vesting to each founding employee of 25% of the unvested shares upon the first anniversary of the closing of the Series A Preferred Stock financing (November 18, 1999). The remaining shares vest monthly over 36 months beginning on December 1, 1999. In accordance with the October 1998 restricted stock agreements, if the employment of any of the founders or founding employees is terminated, the Company has the right to repurchase, at the original purchase price through January 1, 2003, the total number of shares that have not vested. In June 2000, the Board of Directors approved an amendment to the three founders' restricted stock agreements to provide that in the event that a founder is terminated without cause, as defined, the founders' unvested shares shall vest in full. As of September 30, 2000, none of these individuals have terminated their employment with the Company. Shares subject to repurchase at December 31, 1998 and 1999, and September 30, 2000, were 9,870,750, 9,187,502 and 6,824,996 shares, respectively.

(10)  1998 STOCK INCENTIVE PLAN

     In November 1998, the Company's Board of Directors approved the 1998 Stock Incentive Plan (the 1998 Stock Plan). The 1998 Stock Plan currently provides for the issuance of up to 13,650,000 shares of common stock, including the sale of restricted common stock to employees, directors, officers and consultants and the granting of incentive stock options (ISOs) to employees and nonqualified
(NQs) stock options to employees, officers, directors, advisors and consultants of the Company.

     At September 30, 2000, 1,658,253 shares of common stock remained available for future grant under the 1998 Stock Plan.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

  (a)  RESTRICTED COMMON STOCK

     Under the 1998 Stock Plan, the Board of Directors may authorize the sale of common stock to key employees, directors and consultants of the Company. The Board of Directors will determine both the purchase price and the terms under which the Company may repurchase such shares.

     The Company sold 810,000 shares of restricted common stock during 1998 and 2,537,700 shares of restricted common stock during the first half of 1999 to various employees under the 1998 Stock Plan. The shares were sold at $0.033 per share, which represented the fair market value of the common stock as determined by the Board of Directors on the date of sale. All of these shares are subject to restricted stock agreements which generally expire over four years, except that upon a change of control, as defined, generally 25% of the original shares purchased are subject to acceleration provisions. The shares vest in the amount of 25% of the total grant one year from the purchase date and then ratably over the 36 months thereafter. Shares subject to repurchase at December 31, 1998 and 1999, and September 30, 2000, were 810,000, 3,122,700 and 2,037,285 shares, respectively.

  (b)  STOCK OPTIONS

     Under the 1998 Stock Plan, the Board of Directors may grant ISOs to employees and nonqualified stock options to employees, directors, consultants and advisors of the Company. ISOs may be granted only to employees who do not own stock representing more than 10% of the voting interest or more than 10% of the value of all classes of stock of the Company, unless the purchase price is at least 110% of its fair value at the time the option is granted and the option is not exercisable more than five years from the grant date. The Board of Directors shall determine the exercise price for each award at the time the award is granted. All stock options issued under the 1998 Stock Plan expire 10 years from the date of grant, with the exception of those ISOs that expire five years from the date of grant, as defined above.

     Generally, 25% of the stock options granted under the 1998 Stock Plan will vest one year from the date of grant and the remaining 75% will vest in 36 equal installments over a three-year period. In the event of a change in control, as defined, approximately 25% of the original stock options granted will accelerate.

     Stock option activity under the 1998 Stock Plan is summarized as follows:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                              NUMBER      EXERCISE PRICE    PRICE PER
                                             OF SHARES      PER SHARE         SHARE
                                             ---------    --------------    ---------
Outstanding, December 31, 1998.............        --     $          --       $  --
  Granted..................................  3,352,800    0.03 -   0.18        0.08
  Exercised................................  (303,000)    0.03 -   0.18        0.09
  Canceled.................................   (15,000)             0.03        0.03
                                             ---------                        -----
Outstanding, December 31, 1999.............  3,034,800    0.03 -   0.18        0.08
  Granted..................................  5,426,250    0.63 -  11.33        3.35
  Exercised................................  (308,722)    0.63 -  11.33        0.69
  Canceled.................................  (120,003)             0.18        0.18
                                             ---------                        -----
Outstanding, September 30, 2000............  8,032,325    $0.03 - $ 9.02      $2.26
                                             =========                        =====
Exercisable, September 30, 2000............   570,125     $0.03 - $ 3.83      $0.21
                                             =========                        =====
Exercisable, December 31, 1999.............    87,750     $0.03 - $ 0.18      $0.04
                                             =========                        =====

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     The following table summarizes information relating to outstanding and exercisable stock options as of September 30, 2000:

                                OPTIONS OUTSTANDING
                        -----------------------------------       EXERCISABLE
                                      WEIGHTED                --------------------
                                      AVERAGE      WEIGHTED               WEIGHTED
                                     REMAINING     AVERAGE                AVERAGE
      RANGE OF           NUMBER     CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
   EXERCISE PRICES      OF SHARES   LIFE (YEARS)    PRICE     OF SHARES    PRICE
   ---------------      ---------   ------------   --------   ---------   --------
$0.03 - $0.18........   2,664,075       8.79        $0.08      539,875     $0.04
0.63 -  1.33........    1,100,250       9.33         1.03           --        --
3.00 -  3.83........    2,564,250       9.65         3.39       30,250      3.17
                4.00    1,230,000       9.85         4.00           --        --
                5.00     265,250        9.98         5.00           --        --
                9.02     208,500        9.84         9.02           --        --
---------------------   ---------       ----        -----      -------     -----
$0.03 - $9.02........   8,032,325       9.36        $2.26      570,125     $0.21
=====================   =========       ====        =====      =======     =====

     The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which requires the measurement of the fair value of stock options granted to employees be included in the statement of operations or disclosed in the notes to the financial statements. The Company accounts for stock-based compensation for employees under APB No. 25, Accounting for Stock Issued to Employees, and follows the disclosure-only alternative under SFAS No. 123.

     The assumptions used to calculate the fair value of options granted to employees and the weighted average fair value of options granted are as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1999
                                                             ------------
Risk-free interest rate....................................      5.67%
Expected dividend yield....................................         --
Expected lives.............................................    4 years
Expected volatility........................................       100%
Weighted average fair value of options granted.............    $  0.07

     If compensation cost had been determined for option grants to employees based on the provisions of SFAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1999
                                                             ------------
Net loss--
  As reported..............................................  $(7,605,239)
  Pro forma................................................  $(7,632,438)
Basic and diluted net loss per share--
  As reported..............................................  $     (2.94)
  Pro forma................................................  $     (2.95)

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee option grants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee option grants.

  (c)  STOCK-BASED CONSIDERATION

     Stock-based consideration expense includes the amortization of deferred compensation related to stock options granted to employees, the fair value of stock options granted to non-employees for services and the value of a warrant granted to a customer.

     In connection with certain stock option grants made to both employees and non-employees during the year ended December 31, 1999 and the nine-month period ended September 30, 2000, the Company recorded deferred compensation in the accompanying financial statements of $244,050 and $29,401,812, respectively. Deferred compensation represents the aggregate difference between the deemed fair value of the Company's common stock and the exercise price of stock options granted to employees and the fair value of stock options granted to non-employees. Deferred compensation will be recognized as an expense over the vesting period of the underlying common stock and stock options using the accelerated method prescribed under FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans--An Interpretation of APB Opinion Nos. 15 and 25. The Company may record additional deferred compensation during the period from October 1, 2000 through the closing of the Company's initial public offering related to the issuance of additional stock options with exercise prices below deemed fair value. In addition, the Company will mark to market the fair value of grants to non-employees in accordance with EITF 96-18.

     The Company recorded total stock-based consideration related to the amortization of deferred compensation of approximately $118,000 in the year ended December 31, 1999, $19,000 in the nine-month period ended September 30, 1999, and $6,469,000 in the nine-month period ended September 30, 2000. For purposes of the footnote disclosure in the Company's statement of operations, the Company has allocated stock-based consideration expense to the appropriate expense category based on each employee's function within the organization or for non-employees, the nature of the services performed. Additionally, the value of the initial warrant discussed in Note 11 has been allocated to sales and marketing expense for purposes of this footnote disclosure. The Company expects to record the following stock-based consideration expense related to deferred compensation as of September 30, 2000 as follows:

Quarter ending December 31, 2000............................  $ 3,494,374
Fiscal 2001.................................................   10,573,282
Fiscal 2002.................................................    5,464,948
Fiscal 2003.................................................    2,721,372
Fiscal 2004.................................................      841,778
                                                              -----------
                                                              $23,095,754
                                                              ===========

(11)  WARRANTS

     In September 2000, in consideration for technical advice as well as assistance in assessing the marketability of the Company's optical access switch and intelligent optical terminal products during their

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

development stage, the Company issued a warrant to Comcast Business Communications (Comcast) to purchase 166,297 shares of common stock at $9.02 per share. The warrant is fully vested, is not contingent upon product purchases by Comcast and is exercisable until the earliest of (i) September 1, 2001, (ii) immediately prior to the closing of the Company's initial public offering (IPO) of shares of common stock, or (iii) immediately prior to the closing of the sale of all or substantially all of the assets or business of the Company. As there are no future purchase commitments or performance obligations, the measurement date of the warrant was fixed at the issuance date. The Company determined the fair value of the warrant using the Black-Scholes valuation method, utilizing a volatility factor of 100%, risk-free interest rate of 6.50% and expected life of one year. The Company recorded the fair value of the warrant, $1,186,306, as an operating expense included in stock-based consideration during the nine-month period ended September 30, 2000.

     In September 2000, in connection with the execution of a non-exclusive systems and services agreement (the Agreement) and specific marketing activities related to the Agreement, the Company issued a second warrant to Comcast to purchase up to a number of shares of the Company's common stock to be determined by dividing up to $2,500,000 by the exercise price, as defined. The Agreement between the Company and Comcast provides the customer with the ability, but not the obligation, to purchase equipment from the Company. This warrant becomes exercisable immediately prior to the earlier to occur of (i) the IPO or (ii) the closing of the sale of all or substantially all of the Company's business or assets. The warrant expires on the earliest to occur of the (i) closing of the IPO, (ii) the closing of the sale of all of the Company's business or assets, or
(iii) September 1, 2003. The number of shares that may be issued upon exercise of the warrant depends on the achievement of certain performance targets as follows:

          (a) up to 25% of the shares issuable pursuant to the warrant may be issued if, prior to September 29, 2000, the Company and Comcast issue a mutually agreed upon press release announcing their relationship;

          (b) up to an additional 25% of the shares issuable pursuant to the warrant may be issued if, prior to September 29, 2000, Comcast has delivered a non-cancellable purchase order to the Company for the purchase of a specified minimum amount of the Company's products with a requested delivery date on or before December 29, 2000; and

          (c) up to an additional 50% of the shares issuable pursuant to the warrant may be issued if, prior to December 29, 2000, Comcast has delivered the purchase order required pursuant to clause (b) above and has delivered a subsequent purchase order to the Company for the purchase of a specified minimum amount of additional products with a requested delivery date on or before March 30, 2001.

     As of September 30, 2000, Comcast had satisfied the performance targets set forth in clauses (a) and (b) above.

     The exercise price of the second warrant shall be equal to the price per share to the public of the Company's common stock in the proposed IPO or the fair market value of the consideration per share of Company's common stock to be received in a sale of the Company, as the case may be; provided that in no event shall the exercise price per share be less than $9.02. As of September 30, 2000, the fair value of the second warrant was calculated to be approximately $37,000 using the Black-Scholes valuation method, utilizing a volatility factor of 100%, risk-free interest rate of 6.50% and expected life of one day. The fair value of this warrant as of September 30, 2000 has been deferred and will be amortized in future periods as an offset to gross revenue as the revenue associated with the initial purchase orders discussed in clauses (b) and (c) above is recognized.

                      QUANTUM BRIDGE COMMUNICATIONS, INC.

                 (INCLUDING DATA RELATED TO UNAUDITED PERIODS)

(12)  401(k) PLAN

     In January 1999, the Board of Directors adopted the Quantum Bridge Communications, Inc. 401(k) Plan (the 401(k) Plan) for eligible employees, as defined. Each participant may elect to contribute a portion of their annual compensation, subject to IRS limitations. The Company may elect to make discretionary contributions to the 401(k) Plan. There have been no discretionary contributions made by the Company to date.

(13)  SUBSEQUENT EVENTS

     On December 1, 2000, the Company's Board of Directors approved the following, subject to stockholder approval:

     - 2000 STOCK INCENTIVE PLAN

     The 2000 Stock Incentive Plan (the 2000 Stock Plan), pursuant to which up to 10,000,000 shares of the Company's common stock, subject to adjustment in the event of stock splits and other similar events, are reserved for issuance. On January 1 of each year, commencing with January 1, 2002, the number of shares available for issuance under the 2000 Stock Plan will be increased automatically by 5% of the outstanding shares on such date or a lesser amount determined by our Board of Directors. In addition, shares under the Company's 1998 Stock Plan not issued or subject to outstanding grants upon the closing of the Company's IPO and any shares issued under the 1998 Stock Plan that are forfeited or repurchased by the Company or that are issuable upon exercise of options that become unexercisable for any reason without having been exercised in full will be available for grant and issuance under the Company's 2000 Stock Plan. The 2000 Stock Plan provides for the grant of incentive stock options to the Company's employees and nonstatutory stock options, restricted stock awards and other stock-based awards to the Company's employees, officers, directors, consultants and advisors.

     - 2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan (the Purchase Plan), which authorizes the issuance of up to a total of 2,000,000 shares of the Company's common stock to participating employees. On January 1 of each year, commencing with January 1, 2002, the number of shares available for issuance under the Purchase Plan will be increased automatically by 2% of the outstanding shares on such date or a lesser amount determined by the Board of Directors. All of the Company's employees, including directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the Purchase Plan.

     - AMENDMENT TO CHARTER

     Amendment to the Certificate of Incorporation increasing the number of authorized shares of common stock, $.001 par value per share, from 67,500,000 shares to 500,000,000 shares, and authorizing 5,000,000 shares of undesignated preferred stock, $.001 par value per share.

     - AMENDMENT AND RESTATEMENT OF CHARTER

     Amendment and restatement of the Certificate of Incorporation to be effective upon the closing of the Company's proposed initial public offering to:

        - eliminate all references to the Series Convertible Preferred Stock;
          and

        - establish the authorized capitalization of the Company at 500,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.001 par value per share.

                      [QUANTUM BRIDGE COMMUNICATIONS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Quantum Bridge in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................    $30,360
NASD filing fee.............................................     12,000
Nasdaq National Market listing fee..........................          *
Printing and engraving costs................................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Blue Sky fees and expenses..................................          *
Transfer Agent and Registrar fees...........................          *
Miscellaneous expenses......................................          *
          Total.............................................    $     *
                                                                =======

------------
* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determine that such indemnification is proper under the circumstances.

     The registrant's Third Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Underwriting Agreement provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, the registrant has issued the following securities that were not registered under the Securities Act of 1933, as amended:

     (a)  Issuances of Capital Stock.

  PREFERRED STOCK ISSUANCES

     Between November 1998 and March 1999, the registrant issued 6,250,000 shares of its series A convertible preferred stock, par value $.001 per share, to 16 investors at a purchase price of $1.00 per share, for aggregate consideration of $6,250,000. Each investor represented to the registrant that such investor is an accredited investor. Upon the closing of this offering, the 6,250,000 shares of series A convertible preferred stock will automatically convert into 18,750,000 shares of common stock.

     In August 1999, the registrant issued 3,056,000 shares of series B convertible preferred stock, par value $.001 per share to 15 investors, at a purchase price of $5.2356 per share, for aggregate consideration of $15,999,993.60. Each investor represented to the registrant that such investor is an accredited investor. Upon the closing of this offering, the 3,056,000 shares of series B convertible preferred stock will automatically convert into 9,168,000 shares of common stock.

     In April 2000, the registrant issued 7,579,449 shares of series C convertible preferred stock, par value $.001 per share, to 28 investors at a purchase price of $13.53 per share, for aggregate consideration of $102,549,944.97. Each investor represented to the registrant that such investor is an accredited investor. Upon the closing of this offering, the 7,579,449 shares of series C convertible preferred stock will automatically convert into 11,369,173 shares of common stock.

  Common Stock Issuances

     From inception to September 30, 2000, the registrant sold an aggregate of 15,947,700 shares of common stock pursuant to restricted stock agreements to employees for a weighted average purchase price of $0.007 per share and aggregate consideration of $115,790.

  Issuance of Warrants

     On September 1, 2000, the registrant issued a warrant to purchase an aggregate of 166,297 shares of common stock, which number is adjusted for a subsequent stock split, at an exercise price of $9.02 per share to Comcast Business Communications, Inc. This warrant will be exercised for 166,297 shares of common stock immediately before the closing of this offering.

     On September 1, 2000 the registrant issued a warrant to purchase up to $2,500,000 worth of shares of common stock at a purchase price per share equal to the price per share to the public of the common stock in this offering to Comcast Business Communications, Inc.

  Grants and Exercise of Stock Options

     As of September 30, 2000, the registrant had outstanding options to purchase an aggregate of 8,032,325 shares of common stock under its 1998 stock incentive plan, as amended, exercisable at a weighted average exercise price of $2.26 per share. From inception to September 30, 2000, the registrant issued 611,722 shares of common stock for a weighted average exercise price of $.39 per share pursuant to the exercise of stock options.

     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) thereof, pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     1.  Exhibits.

EXHIBIT NO                           DESCRIPTION
----------                           -----------
   1         Form of Underwriting Agreement
   3.1       Second Amended and Restated Certificate of Incorporation of
             the Registrant, as amended
   3.2       Form of Certificate of Amendment
   3.3       Form of Third Amended and Restated Certificate of
             Incorporation
   3.4       Amended and Restated Bylaws
   3.5       Form of Second Amended and Restated Bylaws
   4.1*      Specimen certificate for shares of common stock
   4.2       Description of capital stock (contained in the Form of Third
             Amended and Restated Certificate of Incorporation filed as
             Exhibit 3.2)
  5*         Opinion of Hale and Dorr LLP
  10.1+      Second Amended and Restated 1998 Incentive Stock Plan, as
             amended
  10.2+      2000 Stock Incentive Plan
  10.3+      2000 Employee Stock Purchase Plan
  10.4       Second Amended and Restated Registration Rights Agreement,
             dated April 10, 2000, by and among Registrant and the
             stockholders named therein
  10.5+      Form of Restricted Stock Agreement by and among the
             Registrant and each of Anthony A. Zona, Jeffrey W. Gwynne
             and Jeffrey A. Masucci
  10.6+      Form of Employment Agreement by and among the Registrant and each of Anthony A. Zona, Jeffrey W. Gwynne and Jeffrey A.
             Masucci
  10.7       Loan Agreement, dated April 1, 1999 by and between
             Registrant and Fleet National Bank, as modified to date
  23.1*      Consent of Hale and Dorr LLP (contained in Exhibit 5)
  23.2       Consent of Arthur Andersen LLP
  24         Power of Attorney (contained on page II-6)
  27.1       Financial Data Schedule
  27.2       Financial Data Schedule

------------
* To be filed by amendment.

+ Indicates a management contract, compensatory plan or arrangement.

     2.  Financial Statement Schedule.

     Financial Statement Schedules are not listed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in
Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

     Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Andover, Commonwealth of Massachusetts, on the 19th day of December, 2000.

                                          QUANTUM BRIDGE COMMUNICATIONS, INC.

                                          By: /s/    ANTHONY A. ZONA
                                            ------------------------------------
                                                      Anthony A. Zona
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of Quantum Bridge Communications, Inc., hereby severally constitute and appoint Anthony A. Zona, John P. Delea, Martin W. Pejko and David A. Westenberg, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any or all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Quantum Bridge Communications, Inc., and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                     SIGNATURE                                 TITLE(S)                    DATE
                     ---------                                 --------                    ----
                /s/ ANTHONY A. ZONA                  President, Chief Executive      December 19, 2000
---------------------------------------------------    Officer and Director
                  Anthony A. Zona                      (Principal Executive
                                                       Officer)

                 /s/ JOHN P. DELEA                   Vice President, Chief           December 19, 2000
---------------------------------------------------    Financial Officer and
                   John P. Delea                       Treasurer (Principal
                                                       Financial and Accounting
                                                       Officer)

                  /s/ GARY BOWEN                     Director                        December 19, 2000
---------------------------------------------------
                    Gary Bowen

                 /s/ JAMES CULLEN                    Director                        December 19, 2000
---------------------------------------------------
                   James Cullen

               /s/ MICHAEL FEINSTEIN                 Director                        December 19, 2000
---------------------------------------------------
                 Michael Feinstein

                     SIGNATURE                                 TITLE(S)                    DATE
                     ---------                                 --------                    ----
              /s/ SUZANNE HOOPER KING                Director                        December 19, 2000
---------------------------------------------------
                Suzanne Hooper King

              /s/ JEFFREY A. MASUCCI                 Director                        December 19, 2000
---------------------------------------------------
                Jeffrey A. Masucci

             /s/ RUSSELL E. PLANITZER                Director                        December 19, 2000
---------------------------------------------------
               Russell E. Planitzer

                /s/ JEFFREY A. SHAW                  Director                        December 19, 2000
---------------------------------------------------
                  Jeffrey A. Shaw

                                 EXHIBIT INDEX

EXHIBIT NO                           DESCRIPTION
----------                           -----------
   1         Form of Underwriting Agreement

   3.1 Second Amended and Restated Certificate of Incorporation of the Registrant, as amended

   3.2       Form of Certificate of Amendment

   3.3       Form of Third Amended and Restated Certificate of
             Incorporation

   3.4       Amended and Restated Bylaws

   3.5       Form of Second Amended and Restated Bylaws

   4.1*      Specimen certificate for shares of common stock

   4.2       Description of capital stock (contained in the Form of Third
             Amended and Restated Certificate of Incorporation filed as
             Exhibit 3.2)

  5*         Opinion of Hale and Dorr LLP

  10.1+ Second Amended and Restated 1998 Incentive Stock Plan, as amended

  10.2+      2000 Stock Incentive Plan

  10.3+      2000 Employee Stock Purchase Plan

  10.4 Second Amended and Restated Registration Rights Agreement, dated April 10, 2000, by and among Registrant and the stockholders named therein

  10.5+ Form of Restricted Stock Agreement by and among the Registrant and each of Anthony A. Zona, Jeffrey W. Gwynne and Jeffrey A. Masucci

  10.6+ Form of Employment Agreement by and among the Registrant and each of Anthony A. Zona, Jeffrey W. Gwynne and Jeffrey A.
             Masucci

  10.7       Loan Agreement, dated April 1, 1999 by and between
             Registrant and Fleet National Bank, as modified to date

  23.1*      Consent of Hale and Dorr LLP (contained in Exhibit 5)

  23.2       Consent of Arthur Andersen LLP

  24         Power of Attorney (contained on page II-6)

  27.1       Financial Data Schedule

  27.2       Financial Data Schedule

------------
* To be filed by amendment.

+ Indicates a management contract, compensatory plan or arrangement.